UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

(Rule 14a-101)

INFORMATION REQUIRED IN PROXY STATEMENT

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934 (Amendment No.     )

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☐	Soliciting Material Pursuant to §240.14a-12

EDGEWELL PERSONAL CARE COMPANY

(Name of the Registrant as Specified in its Charter)

(Name of Person(s) Filing Proxy Statement, if Other Than the Registrant)

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Notice of 2017 Annual Meeting

and

Proxy Statement

January 27, 2017

8:30 a.m. Central Time

1350 Timberlake Manor Parkway

Chesterfield, Missouri 63017

EDGEWELL PERSONAL CARE COMPANY

1350 Timberlake Manor Parkway

Chesterfield, Missouri 63017

Dear Shareholder:

You are cordially invited to attend the Annual Meeting of Shareholders of Edgewell Personal Care Company to be held at 8:30 a.m. Central Time on Friday, January 27, 2017 at Edgewell Personal Care Company, 1350 Timberlake Manor Parkway, Chesterfield, Missouri 63017.

In connection with the Annual Meeting, we have prepared a Notice of Annual Meeting of Shareholders, a Proxy Statement, and our 2016 Annual Report. On or about December 16, 2016, we began mailing to our shareholders these materials or a Notice of Availability of Proxy Materials containing instructions on how to access these materials online.

If you plan to attend the Annual Meeting, please bring proof of identification (such as a driver’s license or other photo identification).

Whether you plan to attend the Annual Meeting or not, we encourage you to read the Proxy Statement and vote your shares. You may vote over the Internet, as well as by telephone, or, if you received or requested to receive printed proxy materials, by signing, dating and returning the proxy card enclosed with the proxy materials in the postage-paid envelope provided. However you decide to vote, we would appreciate you voting as soon as possible.

Regards,

DAVID P. HATFIELD
Chairman, President and Chief Executive Officer

December 16, 2016

EDGEWELL PERSONAL CARE COMPANY

1350 Timberlake Manor Parkway

Chesterfield, Missouri 63017

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS

The Annual Meeting of Shareholders of Edgewell Personal Care Company will be held at 8:30 a.m. Central Time on Friday, January 27, 2017 at 1350 Timberlake Manor Parkway, Chesterfield, Missouri 63017.

The purpose of the meeting is:

1)	to elect eight directors to serve one-year terms ending at the Annual Meeting to be held in 2018, or until their respective successors are elected and qualified;

2)	to ratify the appointment of PricewaterhouseCoopers LLP as the Company’s independent registered public accounting firm for fiscal 2017;

3)	to approve the Company’s Executive Officer Bonus Plan performance-based criteria;

4)	to cast a non-binding advisory vote on executive compensation; and

5)	to act upon such other matters as may properly come before the meeting.

Important Notice Regarding the Internet Availability of Proxy Materials for the 2017 Annual Meeting. We are mailing to many of our shareholders a notice of availability over the Internet of the proxy materials, rather than mailing the proxy materials. The notice of availability contains instructions on how to access our proxy materials on the Internet, as well as instructions on obtaining a paper copy. All shareholders who do not receive such a notice of availability, and any shareholders who request to receive a paper copy of the proxy materials, will receive a full set of paper proxy materials by U.S. mail. This process will reduce our costs to print and distribute our proxy materials.

You may vote if you are a shareholder of record on November 28, 2016. It is important that your shares be represented and voted at the Annual Meeting. Please vote in one of the following ways:

•	USE THE FOLLOWING TOLL-FREE TELEPHONE NUMBER: 1-800-690-6903, using the identification number indicated on the notice of availability or proxy card mailed to you;

•	VISIT www.proxyvote.com to vote via the Internet, using the identification number indicated on the notice of availability or proxy card mailed to you;

•	MARK, SIGN, DATE AND PROMPTLY RETURN the proxy card in the postage-paid envelope if you received or requested a paper copy of the proxy materials; OR

•	VOTE BY WRITTEN BALLOT at the Annual Meeting.

This Notice, the Proxy Statement, and the Company’s 2016 Annual Report to Shareholders have also been posted at www.proxyvote.com.

By Order of the Board of Directors,

Manish R. Shanbhag
Chief Legal Officer, Chief Compliance Officer and Secretary

December 16, 2016

2016 PROXY SUMMARY

This summary highlights certain information contained in this Proxy Statement. This summary does not contain all of the information that you should consider, and you should read the entire Proxy Statement carefully before voting.

Annual Meeting of Shareholders

•      Time and date: 8:30 a.m., Central Time, January 27, 2017

•      Place: Edgewell Personal Care Company, 1350 Timberlake Manor Parkway, Chesterfield, Missouri 63017

•      Record Date: November 28, 2016

•      Voting: Shareholders as of the record date are entitled to vote. Each share of common stock is entitled to one vote for each director nominee and one vote for each of the other proposals to be voted on.

Voting matters with Board recommendation in parentheses

•      Election of eight directors (FOR EACH NOMINEE)

•      Ratification of the appointment of PricewaterhouseCoopers LLP as the Company’s independent registered public accounting firm for fiscal 2017 (FOR)

•      Approval of Executive Officer Bonus Plan Performance-Based Criteria (FOR)

•      Advisory vote on executive compensation (FOR)

Board nominees

Standing for re-election for a new term expiring in 2018

•      David P. Hatfield, Chairman, President and Chief Executive Officer of Edgewell Personal Care Company. Director since 2015.

•      Daniel J. Heinrich, former Executive Vice President and Chief Financial Officer of The Clorox Company. Director since 2012.

•      Carla C. Hendra, Global Chairman of OgilvyRED. Director since 2015.

•      R. David Hoover, former Chairman and Chief Executive Officer of Ball Corporation. Director since 2000.

•      John C. Hunter, III, former Chairman, President and Chief Executive Officer of Solutia, Inc. Director since 2005.

•      James C. Johnson, former General Counsel, Loop Capital Markets LLC. Director since 2013.

•      Elizabeth Valk Long, former Executive Vice President of Time, Inc. Director since 2016.

•      Rakesh Sachdev, Chief Executive Officer of Platform Specialty Products Corporation. Director since 2015.

Independent registered public accounting firm	The Board recommends that shareholders vote FOR ratification of the appointment of PricewaterhouseCoopers LLP as our independent registered accounting firm for fiscal 2017.

Executive officer bonus plan performance-based criteria	The Board recommends that shareholders vote FOR approval of the performance-based criteria for the bonus plan for the Company’s executive officers.

i

Advisory vote on executive compensation	The Board recommends that shareholders approve, on a non-binding advisory basis, the compensation of our named executive officers. Our Board recommends a FOR vote because we believe that our compensation program achieves its objective of rewarding management based upon its success in increasing shareholder value.

Key elements of our 2016 compensation program

Fiscal 2016 was our first year as a stand-alone personal care company following the separation of the Household Products business from the Company in fiscal 2015 (the “Separation”). Our Nominating and Executive Compensation Committee (“NECC”) worked to structure appropriate executive officer compensation in this new environment.

Our primary goal is to instill a “pay for performance” culture throughout our organization, with a significant portion of targeted compensation for our named executive officers dependent upon achievement of performance goals aligned with operating results and execution of significant initiatives and forfeited if goals are not achieved. We seek to align the compensation received by our named executive officers with the returns received by our shareholders.

•      Aggregate pay package. Our aggregate pay packages are targeted at the 50th percentile for our peer group.

•      Cash bonus program. In fiscal 2016, the annual bonuses payable to our named executive officers were based on the following components related to the achievement of pre-determined Company targets:

○         adjusted earnings per share (50% of the bonus target);

○         organic net sales growth (25% of the bonus target); and

○         adjusted net working capital as a percent of sales (25% of the bonus target).

For the fiscal 2016 annual bonus program, the combined weighted payout ratio for each of our named executive officers was 137.43% of the target amount.

•      Restricted stock equivalent and stock option awards. For fiscal 2016, we did not grant any restricted stock equivalent or stock option awards to our named executive officers. This reflects the view of the NECC that a portion of the restricted stock equivalent and stock option awards granted in July 2015 at the time of the Separation represented an acceleration of what would otherwise have been granted during the 2016 fiscal year. We anticipate restricted stock equivalent and stock option awards will be made in fiscal 2017.

•      Supplemental retirement plans. Our executives participate in the retirement plans available for all employees. The supplemental retirement plans restore retirement benefits otherwise limited by federal law.

•      Severance plan. In fiscal 2016, we adopted an executive severance plan in which our named executive officers participate which provides them with certain benefits in the event of involuntary termination without cause or a voluntary termination as a result of good reason. The plan was adopted as a means to attract and retain key executives in line with market practice at peer companies.

•      Severance and other benefits following change of control. We have change of control employment agreements with each of our named executive officers which provide them with increased security and allow them to make decisions focusing on the interests of shareholders. Executives are entitled to benefits in the event of a change of control only if they are involuntarily terminated without cause or resign for good reason following a change of control of the Company.

ii

PROXY STATEMENT—VOTING PROCEDURES

YOUR VOTE IS VERY IMPORTANT

The Board of Directors is soliciting proxies to be used at the 2017 Annual Meeting. This proxy statement, the form of proxy and the Company’s 2016 Annual Report to Shareholders will be available at www.proxyvote.com beginning on or about December 16, 2016. A Notice Regarding the Availability of Proxy Materials will be mailed to shareholders on or about December 16, 2016.

How to Receive Printed Materials

We have elected to take advantage of the Security and Exchange Commission’s (the “SEC”) rule that allows us to furnish proxy materials to you online. We believe electronic delivery will expedite shareholders’ receipt of materials, while lowering costs and reducing the environmental impact of our Annual Meeting by reducing printing and mailing of full sets of materials. On or about December 16, 2016, we mailed to many of our shareholders a Notice containing instructions on how to access our proxy statement and annual report online. If you received a Notice by mail, you will not receive a printed copy of the proxy materials unless you specifically request one. The Notice contains instructions on how to receive a paper copy of the materials.

Who Can Vote

Shareholders of Edgewell Personal Care Company common stock on November 28, 2016 may vote at the meeting and any adjournment or postponement thereof. On November 28, 2016, there were 57,690,075 shares of common stock outstanding. The shares of common stock held in our treasury will not be voted.

How You Can Vote

There are four voting methods for shareholders:

•	Voting by Mail. If you received a paper copy of the proxy materials, and if you choose to vote by mail, then complete a proxy card, date and sign it, and return it in the postage-paid envelope provided.

•	Voting by Telephone. You can vote your shares by telephone by calling 1-800-690-6903 and using the identification code indicated on the Notice Regarding the Availability of Proxy Materials or the proxy card mailed to you. Voting is available 24 hours a day, 7 days a week.

•	Voting by Internet. You can also vote via the Internet at www.proxyvote.com. Your identification code for Internet voting is on the Notice Regarding the Availability of Proxy Materials or the proxy card mailed to you, and voting is available 24 hours a day, 7 days a week.

•	Voting by written ballot at the meeting.

Votes submitted electronically over the Internet or by telephone must be received by 11:59 p.m. Eastern Time on January 26, 2017.

Please note that if you are a shareholder and plan to vote in person at the meeting, you should bring proof of identification (such as a driver’s license or other form of photo identification). If you are representing an entity that is a shareholder, you should provide written evidence that you are authorized to act for such shareholder.

If your shares are held in the name of a bank, broker or other holder of record, you must obtain a proxy, executed in your favor, from the holder of record. You must bring such proxy and proof of identification with you to attend, and be able to vote at, the meeting. In order to vote such shares otherwise, you must follow the instructions given to you by such bank, broker or other holder of shares. See “Beneficial Owners and Broker Non-Votes” below.

If you vote by telephone or via the Internet, you should not return a proxy card.

How You May Revoke or Change Your Vote

You can revoke your proxy at any time before it is voted at the Annual Meeting by:

•	sending written notice of revocation to our Secretary;
•	submitting another proper proxy by telephone, Internet or mail; or
•	attending the Annual Meeting and voting in person.

General Information on Voting

You are entitled to cast one vote for each share of common stock you own on the record date. If you are a shareholder of record and you do not submit a proxy or vote in person, no votes will be cast on your behalf on any of the items of business at the Annual Meeting. The presence at the meeting, in person or by proxy, of the holders of a majority of the shares of the Company’s common stock entitled to vote at the meeting is necessary to constitute a quorum.

The election of each director nominee, the ratification of the Company’s independent registered public accounting firm for 2017, the approval of the Executive Officer Bonus Plan performance-based criteria, and the approval of executive compensation by non-binding vote must be approved by a majority of the voting power represented at the Annual Meeting in person or by proxy and entitled to vote on the matter.

Shareholders do not have the right to vote cumulatively in electing directors. Shares represented by a proxy marked “against” or “abstain” on any matter will be considered present at the meeting for purposes of determining a quorum and for purposes of calculating the vote, but will not be considered to have voted in favor of the proposal or director nominee. Therefore, any proxy marked “against” or “abstain” will have the effect of a vote against a nominee and against each proposal.

While the shareholder vote on executive compensation is advisory and not binding on the Company, the Board of Directors and the Nominating and Executive Compensation Committee, which is responsible for administering the Company’s executive compensation programs, are interested in the opinions expressed by our shareholders in their vote on this proposal and will consider the outcome of the vote when making future compensation decisions for our named executive officers.

All shares for which proxies have been properly submitted—whether by telephone, Internet or mail—and not revoked, will be voted at the Annual Meeting in accordance with your instructions. If you sign a proxy card but do not give voting instructions, the shares represented by that proxy will be voted as recommended by our Board of Directors.

If any other matters are properly presented at the Annual Meeting for consideration, the persons named in your properly submitted proxy card will have the discretion to vote on those matters for you. As of the date this Proxy Statement went to press, no other matters had been raised for consideration at the Annual Meeting.

Beneficial Owners and Broker Non-Votes

If your shares are held by a bank, broker or other nominee, you are considered the “beneficial owner” of the shares, which are held in “street name.” If you hold your shares in street name, you can instruct the broker, bank or other nominee who is the shareholder of record how to vote these shares by using the voting instructions given to you by the broker, bank, or other nominee.

The broker, bank, or other nominee may vote the shares in the absence of your voting instructions only with regard to “routine” matters. The election of directors, the advisory vote on executive compensation and the approval of the Executive Officer Bonus Plan performance-based criteria are considered “non-routine” matters and, accordingly, if you do not instruct your broker, bank or other nominee how to vote in these matters, no votes will be cast on your behalf with respect to these matters.

Your broker, bank or other nominee does, however, have discretion to vote any uninstructed shares on the ratification of the appointment of our accounting firm. If the broker, bank or other nominee votes the uninstructed shares on the ratification of the accounting firm (either personally or by proxy), these shares may be considered as “present” for quorum purposes but will not be deemed voted on other matters and will be considered “broker non-votes” with respect to such other matters.

Such broker non-votes shall have no effect on the votes on election of directors, the advisory vote on executive compensation or the approval of the Executive Officer Bonus Plan performance-based criteria.

Costs of Solicitation

We will pay for preparing, printing and mailing this proxy statement. Proxies may be solicited personally or by telephone by our employees without additional compensation. We will also reimburse banks, brokers and other custodians, nominees and fiduciaries for their costs of sending the proxy materials to the beneficial owners of our common stock.

Section 16(a) Beneficial Ownership Reporting Compliance

To the best of our knowledge, all filings of stock ownership and changes in stock ownership by our directors and executive officers and beneficial owners of more than 10% of our stock, which are required by rules of the SEC, were made on a timely basis in fiscal 2016 with the exception of one Form 4 filing for Mr. Anthony Bender, whose February 13, 2016 vesting of a restricted stock equivalent was reported on July 6, 2016.

ITEM 1. ELECTION OF DIRECTORS

Our Board of Directors currently consists of eight members, and all eight directors are nominated for re-election at the 2017 Annual Meeting. At the 2015 Annual Meeting, our shareholders voted to approve and adopt amended and restated Articles of Incorporation that resulted in a phased-in elimination of our classified Board of Directors. Our Board of Directors no longer consists of multiple classes; all of our current directors’ terms of service expire at the 2017 Annual Meeting.

On April 26, 2016, Ward M. Klein, who was the then-current Executive Chairman of the Board of Directors, informed the Board that he was retiring as an officer and employee of the Company and was resigning as a member of the Board effective on July 6, 2016. On April 27, 2016, the Board appointed David Hatfield, President and Chief Executive Officer of the Company and a member of the Board, to succeed Mr. Klein as Chairman of the Board effective upon Mr. Klein’s resignation. On June 22, 2016, the Board elected Elizabeth Valk Long as a member of the Board effective upon the retirement of Mr. Klein. The Board selected Ms. Long after her being introduced to the Board by then-current members of the Board.

Eight directors will be elected at the 2017 Annual Meeting to serve for a one-year term expiring at our Annual Meeting in 2018. The Board has nominated Messrs. Hatfield, Heinrich, Hoover, Hunter, Johnson and Sachdev and Mss. Hendra and Long for election as directors at this meeting. Each nominee is currently serving as a director and has consented to serve for the one-year term. Each nominee elected as a director will continue in office until his or her successor has been elected and qualified.

We do not know of any reason why any of the nominees for director named herein would be unable to serve; however, if any nominee is unable to serve as a director at the time of the Annual Meeting, your proxy may be voted for the election of another person the Board may nominate in his or her place, unless you indicate otherwise.

Vote Required. The affirmative vote of a majority of the voting power represented in person or by proxy and entitled to vote is required for the election of each director.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR THE ELECTION OF THESE NOMINEES AS DIRECTORS OF THE COMPANY.

INFORMATION ABOUT NOMINEES FOR DIRECTOR

Please review the following information about the nominees, who are all standing for re-election at this meeting for a term expiring in 2018. The ages shown are as of December 31, 2016.

DAVID P. HATFIELD, Director Since 2015, Age 56

Mr. Hatfield is currently Edgewell’s Chairman, President and Chief Executive Officer. Mr. Hatfield became Chairman in July 2016. He has been President and Chief Executive Officer since July 1, 2015. From October 2007 to July 1, 2015, he served as CEO of the Energizer Personal Care division commencing upon the Company’s acquisition of Playtex in October 2007. In 2007, he was named as President and Chief Executive Officer of Schick-Wilkinson Sword. From 2004 to 2007, he served as Executive Vice President and Chief Marketing Officer. In 1999, he was appointed Vice President, North America and Global Marketing and led the e2 launch and segmentation strategy development. He also helped formalize the Company’s M&A strategy and was the marketing lead on the team that successfully acquired Schick. From 1997 to 1999, Mr. Hatfield served as Vice President, Europe, Marketing in Switzerland. From 1988 to 1997, Mr. Hatfield served in a number of capacities in the Eveready Battery division including Advertising Manager (during the launch of the Energizer Bunny), Director of Marketing for Latin America, and Director of Marketing North America. In 1986, he joined Ralston Purina in the pet food marketing department.

Mr. Hatfield has over 25 years of service with Edgewell, in international as well as domestic leadership positions, and he has obtained extensive knowledge of our business operations and industry dynamics. In his capacity as Chief Executive Officer, Mr. Hatfield provides a necessary and unique perspective to the Board. Mr. Hatfield serves on our Finance and Oversight Committee.

DANIEL J. HEINRICH, Director Since 2012, Age 60

Mr. Heinrich retired in November 2011 from his position as Executive Vice President and Chief Financial Officer of The Clorox Company (consumer products) which he held since June 2009. From August 2003 to June 2009, he served as their Senior Vice President and Chief Financial Officer. Prior to serving as Senior Vice President and Chief Financial Officer, he was Vice President, Controller and Chief Accounting Officer.

Mr. Heinrich has extensive experience in financial management. Prior to his employment with The Clorox Company, he was Senior Vice President and Treasurer of Transamerica Finance Corporation. Prior to that, he served in the financial services group of the Ford Motor Company, including as Senior Vice President-Controller of Ford Motor Company’s banking subsidiary and as Senior Vice President-Treasurer and Controller of Granite Management Corporation. He began his career at Ernst & Young LLP where he spent over eight years in both audit and tax functions. Mr. Heinrich has been a director of Aramark Holdings Corporation since 2013, and chairs its audit committee and serves on its finance committee. Mr. Heinrich was named a director of Ball Corporation in August 2016. Mr. Heinrich previously served on the board and was a member of the audit and finance committee of Advanced Medical Optics Inc. from 2007 until its acquisition by Abbott Labs in 2009.

Mr. Heinrich’s extensive knowledge of consumer packaged goods, strategy, business development, operations, financial management, accounting principles and financial reporting rules and regulations provides valuable expertise to our Board, as Chairperson of our Audit Committee and as a member of our Finance and Oversight Committee.

CARLA C. HENDRA, Director Since 2015, Age 60

Ms. Hendra has served as the Global Chairman of OgilvyRED, the strategic consulting and innovation group of Ogilvy & Mather (advertising, marketing and public relations), since 2010. Ms. Hendra is Vice-Chairman of the Ogilvy & Mather Worldwide Board and sits on the Ogilvy & Mather Executive Committee. From 2005 to 2010, she was Co-Chief Executive Officer of Ogilvy North America and Chairman of Ogilvy New York from 2007 to 2010. In 1998, she created Ogilvy’s North America strategic consulting group and co-founded Ogilvy Entertainment in 2007. In 1996, she joined Ogilvy & Mather and was named President of OgilvyOne in 1998. From 1992 to 1996, Ms. Hendra was Executive Vice President of Grey Direct, a division of Grey Advertising. From 1981 to 1992, she was employed by CRM Agency Barry Blau & Partners, departing as General Manager in 1992.

Ms. Hendra has been a member of the board of Caleres, Inc. (a global footwear company formerly known as Brown Shoe Company, Inc.) since 2005. She is also a member of the advisory board of Reye Partners, LLC, an investment management firm. Ms. Hendra served on the Board of Directors of Unica Corporation until its acquisition by IBM in 2010. She was a director for non-profit Dress for Success from 2007 to 2011, and has been an advisor for education non-profits PENCIL and Schools That Can in New York.

Ms. Hendra’s extensive experience in marketing, advertising and strategic consulting give her insights into commercial issues such as brand strategy, digital marketing, data and analytics, and long-term planning that provide valuable benefits to the Board. Ms. Hendra serves on Edgewell’s Nominating and Executive Compensation Committee.

R. DAVID HOOVER, Director Since 2000, Age 71

Mr. Hoover served as Chairman of Ball Corporation (which supplies innovative, sustainable packaging solutions for beverage, food and household products customers as well as aerospace and other technologies and services primarily for the U.S. government) from January 2011 to April 2013. He is now retired. He served as the Chairman and Chief Executive Officer of Ball Corporation from January 2010 to January 2011; Chairman, President and Chief Executive Officer, April 2002 to January 2010; and President and Chief Executive Officer, January 2001 to April 2002. He is also a director of Ball Corporation and Eli Lilly and Company, and formerly a director of Qwest Communications International, Inc. and Steelcase, Inc. Mr. Hoover is a member of the finance committee and nominating/corporate governance committee (as an ex-officio member) of Ball Corporation and the finance committee (currently serving as chair) and the directors and corporate governance committee of Eli Lilly and Company. Mr. Hoover serves on the Board of Trustees of DePauw University.

Mr. Hoover currently serves as the Lead Independent Director of Edgewell. His broad and extensive experience provides our Board with valuable insight into complex business, operational and financial issues. His chairmanship of our Finance and Oversight Committee has been significant as that committee directly advises management on financial and economic issues and strategies.

JOHN C. HUNTER, III, Director Since 2005, Age 67

Mr. Hunter served as Chairman, President and Chief Executive Officer of Solutia, Inc. (chemical products) from 1999 to 2004. He is now retired. Solutia and certain subsidiaries filed voluntary petitions for bankruptcy in 2003, and emerged from bankruptcy in 2008. Mr. Hunter is also a director of KMG Chemicals, Inc. and was formerly a director of Hercules, Inc.

During his career with Solutia and its former parent, Monsanto Company, he obtained many years of experience in the specialty chemicals business, as well as an in-depth knowledge of environmental issues. As a result, he provides insightful risk management experience to our Board, and a practical perspective and understanding as we deal with environmental, regulatory and sustainability issues. Mr. Hunter’s extensive experience as a director also provides him with insight into effective compensation plan design and a thorough understanding of current issues, trends and concerns in executive compensation design that makes him an effective chairperson of our Nominating and Executive Compensation Committee.

JAMES C. JOHNSON, Director Since 2013, Age 64

Mr. Johnson served as General Counsel of Loop Capital Markets LLC (financial services firm) from November 2010 until December 2013. From 1998 until 2009, Mr. Johnson served in a number of responsible positions at The Boeing Company, an aerospace and defense firm, including serving as Vice President, Corporate Secretary and Assistant General Counsel from 2003 until 2007, and as Vice President and Assistant General Counsel, Commercial Airplanes from 2007 to his retirement in March 2009. Mr. Johnson is a director of Energizer Holdings, Inc., Ameren Corporation and HanesBrands Inc. Mr. Johnson also serves on the Board of Trustees of the University of Pennsylvania.

Mr. Johnson has extensive executive management and leadership experience as the General Counsel of a financial services firm; the former Vice President, Corporate Secretary and Assistant General Counsel of aerospace and defense firms; and strong legal, compliance, risk management, corporate governance and compensation skills and experience. Mr. Johnson currently serves on Edgewell’s Nominating and Executive Compensation Committee and Audit Committee.

ELIZABETH VALK LONG, Director Since 2016, Age 66

Ms. Long was Executive Vice President of Time Inc. from May 1995 until her retirement in August 2001. Working for Time Inc. from 1979 until 2001, she was the first female to be named publisher at the company, and during her tenure served as such for Life, People and Time magazines. Since 1997, Ms. Long has served on the board of directors of The J.M. Smucker Co., where she chairs the executive compensation committee and is a member of the audit committee. She also served on the board of Steelcase Inc. from 2000 to 2015 where she chaired the nominating and governance committee and, during her tenure, was a member of the audit, compensation and executive committees. She was a director and chairman of the executive compensation committee at Belk Inc. from 2004 until 2015. She also served as a director on the boards of Wachovia and Jefferson Pilot.

Ms. Long received her BA from Hollins University in 1972 and her MBA from Harvard Business School in 1979. She is Trustee Emerita at Hollins University, where she served as board chair for four of her 19 years as trustee. She currently chairs the board of St. Timothy’s School and is a director of The Summit Charter School Foundation.

Ms. Long’s experience at Time Inc. and as a director of a variety of public companies across a range of business sectors provides her with marketing and communications expertise and a breadth of corporate experience that she brings to our Board. In addition, her experience as a member (and former member) of multiple compensation and audit committees makes her a valuable addition to Edgewell’s Audit and Nominating and Executive Compensation Committees, where she currently serves as a member.

RAKESH SACHDEV, Director Since 2015, Age 60

Mr. Sachdev became Chief Executive Officer of Platform Specialty Products Corporation (chemicals) on January 5, 2016. He was formerly President and Chief Executive Officer of Sigma-Aldrich Corporation from 2010 until its acquisition by Merck KGaA in November 2015. He joined Sigma-Aldrich in 2008 as their Chief Financial Officer and Chief Administrative Officer. Prior to joining Sigma-Aldrich, he served as Senior Vice President and President, Asia Pacific at ArvinMeritor, Inc. Prior to that, Mr. Sachdev held senior management positions, including Chief Financial Officer, Automotive Business Unit, during his years of service at Cummins Engine Company.

Mr. Sachdev serves on the board of directors of Platform Specialty Products and Regal Beloit Corporation. He serves as a member of the Board of Trustees of Washington University in St. Louis.

Mr. Sachdev brings experience as both a chief executive and chief financial officer to the Board, and his skills in both management and finance add valuable expertise to our Board. His knowledge of financial accounting, accounting principles and financial reporting rules and regulations, and his experience in evaluating financial results and generally overseeing the financial reporting processes of a large public company, provide substantial insights in his role as a member of our Audit Committee.

THE BOARD OF DIRECTORS AND EDGEWELL’S CORPORATE GOVERNANCE

STANDING COMMITTEES AND MEETINGS

From October 1, 2015 through July 6, 2016:

Board Member	Board	Audit	Nominating and Executive Compensation	Finance and Oversight
David P. Hatfield
Daniel J. Heinrich		*
Carla C. Hendra
R. David Hoover	**			*
John C. Hunter, III			*
James C. Johnson
Ward M. Klein	*
Rakesh Sachdev
*	Chairperson
**	Lead Independent Director

From July 6, 2016 through September 30, 2016:

Board Member	Board	Audit	Nominating and Executive Compensation	Finance and Oversight
David P. Hatfield	*
Daniel J. Heinrich		*
Carla C. Hendra
R. David Hoover	**			*
John C. Hunter, III			*
James C. Johnson
Elizabeth Valk Long
Rakesh Sachdev
*	Chairperson
**	Lead Independent Director

	Board	Audit	Nominating and Executive Compensation	Finance and Oversight
Meetings held in Fiscal 2016	7	10	7	4

Audit: Reviews auditing, accounting, financial reporting and internal control functions. Responsible for engaging and supervising our independent accountants, resolving differences between management and our independent accountants regarding financial reporting, pre-approving all audit and non-audit services provided by our independent accountants, and establishing procedures for the receipt, retention and treatment of complaints regarding accounting, internal accounting controls or auditing matters. Receives reports from the head of our internal audit department. Our Board has determined that all members are independent and financially literate in accordance with the criteria established by the SEC and the New York Stock Exchange (the “NYSE”). Our Board has elected Daniel J. Heinrich as chair of the Audit Committee, and has determined that all members of the committee are independent and that Mr. Heinrich and Ms. Long are audit committee financial experts, as defined by SEC guidelines. The Audit Committee’s charter can be viewed on the Company’s website, www.edgewell.com, click on “Investors,” then “Corporate Governance,” then “Audit Committee Charter.” Information on our website does not constitute a part of this document.

Nominating and Executive Compensation: Sets compensation of our executive officers, administers our incentive stock plans and grants equity-based awards, including performance-based awards, under those plans. Administers and approves performance-based awards under our executive officer bonus plan. Establishes performance criteria for performance-based awards and certifies as to their achievement. Monitors management compensation and benefit programs, and reviews principal employee relations policies. Recommends nominees for election as directors or executive officers to the Board, as well as committee memberships and compensation and benefits for directors. Administers our stock ownership guidelines. Conducts the annual self-assessment process of the Board and its committees, and regular review of our Corporate Governance Principles. Our Board has determined that all members are non-employee directors, and are independent, as defined in the listing standards of the NYSE. The Nominating and Executive Compensation Committee’s charter can be viewed on the Company’s website, www.edgewell.com, click on “Investors,” then “Corporate Governance,” then “Nominating and Executive Compensation Committee Charter.” Information on our website does not constitute a part of this document.

Finance and Oversight: Reviews our financial condition, objectives and strategies, and acquisitions and other major transactions, and makes recommendations to the Board concerning financing requirements, our stock repurchase program and dividend policy, foreign currency management and pension fund performance. The Finance and Oversight Committee’s charter can be viewed on the Company’s website, www.edgewell.com, click on “Investors,” then “Corporate Governance,” then “Finance and Oversight Committee Charter.” Information on our website does not constitute a part of this document.

During fiscal 2016, all directors attended 75% or more of the Board meetings and meetings of the committees on which they served at the time of their period of service. Under our Corporate Governance Principles, each director is highly encouraged to attend our annual meeting of shareholders each year, preferably in person. All directors in office during the 2016 Annual Meeting attended the Annual Meeting.

CORPORATE GOVERNANCE, RISK OVERSIGHT AND DIRECTOR INDEPENDENCE

Board Leadership Structure

Our Board regularly considers the appropriate leadership structure for the Company and has concluded that the Company and its shareholders are best served by not having a formal policy on whether the same individual should serve as both chief executive officer and chairman of the Board. This flexibility allows the Board to utilize its considerable experience and knowledge to elect the most qualified director as chairman of the Board, while maintaining the ability to separate the chairman and chief executive officer roles when necessary. Currently, Mr. Hatfield holds the roles of chairman of the Board and chief executive officer. As the chairman of the Board and chief executive officer is currently employed by the Company, the Board has also determined it is appropriate to have a lead independent director of the Board who provides, in conjunction with the chairman, leadership and guidance to the Board. The Board believes this structure is currently the optimal structure for providing leadership that is both independent in its oversight of management and closely attuned to our specific business. Mr. Hatfield, as chief executive officer and chairman of the Board, is responsible for setting the strategic direction for the Company and the day-to-day leadership and performance of the Company, while also setting the agenda for Board meetings in consultation with the lead independent director and presiding over meetings of the full Board. The lead independent director serves as a liaison on Board-related issues between the chairman and the independent directors, presides over non-management executive sessions of the Board and at such other times as the Board shall determine and sets the agenda for such sessions, meets with the chairman to discuss matters arising from such meetings, and performs such other functions as the Board may direct. The Board periodically evaluates the structure most appropriate for the environment in which we operate.

Risk Oversight and Risk Management

The Board of Directors, acting both directly and through its committees, is actively involved in oversight of the significant risks affecting our business. The Board of Directors and its committees’ risk oversight activities are informed by our management’s risk assessment and risk management processes.

The Board’s role in risk oversight is consistent with the Company’s leadership structure, with management having day-to-day responsibility for assessing and managing the Company’s risk exposure and the Board and its committees providing oversight in connection with those efforts, with particular focus on the most significant risks facing the Company.

The risk oversight responsibility of the Board and its committees is enabled by management reporting processes that are designed to provide visibility to the Board about the identification, assessment and management of critical risks and management’s risk mitigation strategies. Management of day-to-day operational, financial and legal risks is the responsibility of operational and executive leadership of the Company. The Company maintains a Risk Committee of senior personnel in a number of functional areas. The Risk Committee is sponsored by our chief executive officer. The purposes of the Risk Committee are:

•	to identify and rate risks with input from various areas of management;
•	to review risk mitigation strategies; and
•	to report significant enterprise risks to the Board of Directors.

Risks that are identified by the Risk Committee as significant are then reported to the appropriate Board committee. The Audit Committee performs a central oversight role with respect to financial and compliance risks, and meets with our independent auditors outside the presence of senior management. It also regularly receives reports regarding our internal controls and compliance risks viewed as most significant, along with management’s processes for seeking to maintain compliance within an internal controls environment. The Nominating and Executive Compensation Committee is responsible for conducting appropriate reviews of compensation practices as they relate to risk management. The Risk Committee engages with the Board with respect to significant risks, and submits a risk report to the Board on an annual basis.

Although we have devoted significant resources to develop our risk management policies and procedures, these policies and procedures, as well as our risk management techniques, may not be fully effective. In addition, there may be risks that exist, or that develop in the future, that we have not appropriately anticipated, identified or mitigated. In either case, we could suffer losses and our results and financial position could be materially adversely affected.

Sustainability

Our Company places a high priority on operating in a responsible and respectful manner. We believe that sustainable operations are both financially beneficial and critical to the health of the communities in which we operate. Our Sustainable Development Mission is to “do the right thing” in conducting our business in an effort to ensure that we preserve the environment for future generations and provide a safe and healthy working environment for colleagues while promoting the continued success of our commercial enterprise. Our Sustainable Development Mission is derived directly from our organizational values and is one of our leadership strategies. At the core of our sustainability efforts are three pillars:

•	People—providing our colleagues with safe, healthy working environments as well as making a positive contribution to the communities in which we operate, while governing our partnerships with codes of conduct.
•	Product—constantly working to reduce the environmental impact of our products and our packaging.
•	Plant—reducing the impact of our manufacturing operations to ensure the availability of natural resources for generations to come.

We have established sustainable development goals to focus our conservation efforts across four key areas: energy, greenhouse gas emissions, solid waste and water usage. In addition, we are actively developing and incorporating “design for sustainability” tools into our product development process. “Design for sustainability” proactively addresses environmental, social and economic considerations from the earliest stages of the product development process throughout the product lifecycle. The goal is to design products that minimize energy consumption and waste generation and increase utilization of high recovery materials.

Our Business Practices and Standards of Conduct are designed to provide guidance on and articulate our commitment to several key matters such as safety and health, protecting the environment, use of Company resources, and promoting a harassment-free work environment. It also addresses certain legal and ethical facets of integrity in business dealings with suppliers, customers, investors and the governments that regulate us. We assess global compliance with this policy annually.

Our Supplier Code of Conduct sets forth our Company’s basic expectations for environmental, labor, supplier working conditions and ethical practices that suppliers are expected to meet in order to do business with our Company. We believe we hold our suppliers to a high standard and use a risk-based approach to audit suppliers for ongoing compliance.

Compensation Committee Interlocks and Insider Participation

No member of the Nominating and Executive Compensation Committee is or has been an officer or employee of the Company or any of its subsidiaries. In addition, no member of the committee had any relationships with the Company or any other entity that require disclosure under the proxy rules and regulations promulgated by the SEC.

Determining Executive Compensation

At the beginning of each fiscal year, the Nominating and Executive Compensation Committee reviews and approves compensation for our executive officers, including any merit increases to base salary, our annual cash bonus program, long-term equity incentive awards, and performance targets under those programs and awards. The committee members base these determinations on their review of competitive market data from our peer group, shareholder views, including the results of the most recent advisory vote on executive compensation, and the recommendations of the chief executive officer and our human resources department. Meridian Compensation Partners LLC (“Meridian”), the committee’s compensation consultant, conducts an in-depth annual review of our compensation practices, and those of our peer group, in order to support the committee’s review process. Meridian also advises the committee during its review of compensation for non-employee directors and the competitiveness of our executive compensation programs. For more information on the committee’s review process and Meridian’s assistance to the committee, as well as on compensation consultants retained by the Company, see “Executive Compensation—Compensation Discussion and Analysis.”

Committee Charters, Governance and Codes of Conduct

The charters of the committees of our Board of Directors and our Corporate Governance Principles have been posted on our website at www.edgewell.com, under “Investors,” then “Corporate Governance.” Information on our website does not constitute part of this document. Our code of business conduct and ethics applicable to the members of the Board of Directors, as well as the code applicable to our officers and employees, have also been posted on our website. You can view our Codes of Conduct on the Company’s website, www.edgewell.com, under “Company,” click on “Sustainability,” then click “Codes of Conduct.”

Copies of the committee charters, the Corporate Governance Principles and the codes of conduct will be provided, without charge, to any shareholder upon request directed in writing to the Secretary, Edgewell Personal Care Company, 1350 Timberlake Manor Parkway, Chesterfield, Missouri 63017.

Director Independence

Our Corporate Governance Principles, adopted by our Board, provide that a majority of the Board, and the entire membership of the Audit and the Nominating and Executive Compensation Committees of the Board, will consist of independent, non-employee directors who meet the criteria for independence required by the NYSE listing standards. In addition, our Corporate Governance Principles provide that there may not be at any time more than two employee directors serving on the Board.

A director will be considered independent if he or she does not have a material relationship with us, as determined by our Board. To that end, the Board, in the Corporate Governance Principles, has established guidelines for determining whether a director is independent, consistent with the listing standards of the NYSE. A director will not be considered independent if:

•	within the last three years, the director was employed by us or one of our subsidiaries, or an immediate family member of the director was employed by us or one of our subsidiaries as an executive officer;

•

(i) the director is a current partner or employee of a firm that is our internal or external auditor; (ii) the director has an immediate family member who is a current partner of such a firm; (iii) the director has an immediate family member who is a current employee of such a firm and personally works on our audit; or (iv) the director or an immediate family member was within the last three years a partner or employee of such a firm and personally worked on our audit within that time; or

•	any of our present executive officers served on the compensation committee of another company that employed the director or an immediate family member of the director as an executive officer within the last three years.

The following relationships will be considered material:

•	a director or an immediate family member is an executive officer, or the director is an employee, of another company which has made payments to, or received payments from, us and the payments to, or amounts received from, that other company in any of the last three fiscal years, exceed the greater of $1 million or 2% of such other company’s consolidated gross revenues;

•	a director or an immediate family member, during any twelve-month period within the last three years, received more than $120,000 in direct compensation from us, other than director and committee fees and pension or other forms of deferred compensation for prior service (provided such compensation is not contingent in any way on continued service);

•	a director is an executive officer of a charitable organization and our annual charitable contributions to the organization (exclusive of gift-match payments), in any single fiscal year within any of the last three years, exceed the greater of $1,000,000 or 2% of such organization’s total charitable receipts;

•	a director is a partner of or of counsel to a law firm that, in any of the last three years, performed substantial legal services to us on a regular basis; or

•	a director is a partner, officer or employee of an investment bank or consulting firm that, in any of the last three years, performed substantial services to us on a regular basis.

For relationships not described above or otherwise not covered in the above examples, a majority of our independent directors, after considering all of the relevant circumstances, may make a determination whether or not such relationship is material and whether the director may therefore be considered independent under the NYSE listing standards. We have also considered and determined that members of our Audit Committee and Nominating and Executive Compensation Committee satisfy the additional independence requirements of the NYSE and SEC for such committees.

Director affiliations and transactions are regularly reviewed to ensure that there are no conflicts or relationships with the Company that might impair a director’s independence. Every year, we submit a questionnaire to each director and executive officer, in addition to conducting our own internal review, for the purpose of identifying certain potentially material transactions or relationships between each director, or any member of his or her immediate family, and the Company, its senior management and its independent auditor.

Pursuant to that review, the Board considered the independence of:

•	Daniel Heinrich, as Mr. Heinrich’s son-in-law is an employee of PricewaterhouseCoopers LLP (“PwC”), the Company’s independent auditors. The Company has engaged PwC as its independent auditors since 2000, prior to Mr. Heinrich’s appointment to the Board. The Board noted that Mr. Heinrich’s son-in-law is not a partner of that firm and does not work on the audit of the Company or otherwise provide services to the Company, and determined that his employment does not impact Mr. Heinrich’s independent status on the Company’s Board.

•	James Johnson, as Mr. Johnson serves on the board of directors of HanesBrands Inc. The Company and HanesBrands Inc. each own 50% of Playtex Marketing Corporation, which holds certain Playtex brand trademarks. The Board determined that Mr. Johnson’s co-membership on the HanesBrands Inc. board does not impact his independent status on the Company’s Board.

•	Rakesh Sachdev, as Mr. Sachdev’s daughter is an employee of PwC. The Company has engaged PwC as its independent auditors since 2000, prior to Mr. Sachdev’s appointment to the Board. The Board noted that she is not a partner of that firm and does not work on the audit of the Company or otherwise provide services to the Company, and determined that her employment does not impact Mr. Sachdev’s independent status on the Company’s Board.

Accordingly, based on the responses to the 2016 questionnaire and the results of its review, the Board has affirmatively determined that all directors, other than David Hatfield, are independent from management. The following are the non-employee directors deemed to be independent: Daniel J. Heinrich; Carla C. Hendra; R. David Hoover; John C. Hunter, III; James C. Johnson; Elizabeth Valk Long; and Rakesh Sachdev.

Director Nominations

The Nominating and Executive Compensation Committee is responsible for recommending candidates for election to our Board of Directors, consistent with the requirements for membership set forth in our Corporate Governance Principles. Those requirements include integrity, independence, diligence, diversity, energy, forthrightness, analytical skills and a willingness to challenge and stimulate management, and the ability to work as part of a team in an environment of trust. The principles also indicate the Board’s belief that each director should have a basic understanding of (i) our principal operational and financial objectives, plans and strategies, (ii) our results of operations and financial condition, and (iii) the relative standing of the Company and our business segments in relation to our competitors. In addition to those standards, the committee seeks directors who will effectively represent the interests of our shareholders, and who bring to the Board a breadth of experience from a variety of industries, geographies and professional disciplines. Although the Company does not have a formal policy with respect to diversity matters, the Board also considers factors such as diversity on the basis of race, color, national origin, gender, religion, disability and sexual orientation. The committee reviews its effectiveness in balancing these considerations when assessing the composition of the Board. The committee is also responsible for articulating and refining specific criteria for Board and committee membership to supplement, as appropriate, the more general criteria set forth in our Corporate Governance Principles.

The committee expects a high level of commitment from Board members and evaluates each candidate’s leadership and experience, skills, expertise and character traits, including the candidate’s ability to devote sufficient time to Board and committee meetings in light of other professional commitments. The committee also reviews whether a potential candidate meets Board and/or committee membership requirements, as set forth in our Corporate Governance Principles, determines whether a potential candidate is independent according to the Board’s established criteria, and evaluates the potential for a conflict of interest between the director and the Company.

Historically, when vacancies have occurred, or when our Board determined that increasing its size was appropriate, candidates have been recommended to the committee by other Board members or the chief executive officer. The committee, however, will consider and evaluate any shareholder-recommended candidates by applying the same criteria used to evaluate candidates recommended by directors or management. The committee also has authority to retain a recruitment firm if it deems it advisable. Shareholders who wish to suggest an individual for consideration for election to the Board of Directors may submit a written nomination to the Corporate Secretary of the Company, 1350 Timberlake Manor Parkway, Chesterfield, Missouri 63017, along with the shareholder’s name, address and number of shares of common stock beneficially owned; the name of the individual being nominated and number of shares of common stock beneficially owned by the nominee; the candidate’s biographical information, including age, business and residential addresses, and principal occupation for the previous five years, and the nominee’s consent to being named as a nominee and to serving on the Board. A description of factors qualifying or recommending the nominee for service on the Board would also be helpful to the committee in its consideration. To assist in the evaluation of shareholder-recommended candidates, the committee may request that the shareholder provide certain additional information required to be disclosed in our proxy statement under Regulation 14A of the Securities Exchange Act of 1934 (the “Exchange Act”). If the committee determines a candidate, however proposed, is suitable for Board membership, it will make a recommendation to the Board for its consideration.

Under our bylaws, shareholders may also nominate candidates for election at an annual meeting of shareholders. See “Shareholder Proposals for 2018 Annual Meeting” for details regarding the procedures and timing for the submission of such nominations. Director nominees submitted through this process will be eligible for election at the annual meeting, but will not be included in the Company’s proxy materials prepared for the meeting.

Stock Ownership Guidelines

In order to help align the financial interests of our non-employee directors with those of our shareholders, our Corporate Governance Principles provide that our non-employee directors must maintain ownership of our common stock with a value of at least five times the director’s annual retainer. New directors are given a period of five years to attain full compliance with these requirements.

For purposes of these determinations, stock ownership includes shares of our common stock which are owned directly or by family members residing with the director, or by family trusts, as well as vested options, vested and deferred restricted stock equivalents and unvested restricted stock equivalents, unless they are subject to achievement of performance targets, and common stock or stock equivalents credited to a director under our savings investment plan or our deferred compensation plan. At the current time, all of our directors are in compliance with these guidelines.

Communicating Concerns to the Board

We have established several means for shareholders or others to communicate their concerns to our Board. If the concern relates to our financial statements, accounting practices or internal controls, the concern should be submitted in writing to Daniel J. Heinrich, the chairman of our Audit Committee, in care of the Corporate Secretary of the Company at our headquarters address. If the concern relates to our governance practices, business ethics or corporate conduct, the concern may be submitted in writing to John C. Hunter, III, the chairman of the Nominating and Executive Compensation Committee, or R. David Hoover, our Lead Independent Director and the chairman of the Finance and Oversight Committee, in care of the Corporate Secretary of the Company at our headquarters address. If the shareholder is unsure as to which category his or her concern relates, he or she may communicate it to R. David Hoover, our Lead Independent Director, or any one of the independent directors in care of the Company’s Corporate Secretary at our headquarters address.

Our “whistleblower” policy prohibits the Company or any of its employees from retaliating or taking any adverse action against anyone for raising a concern. If a shareholder or employee nonetheless prefers to raise his or her concern in a confidential or anonymous manner, he or she may call Global Compliance Services’ AlertLine, our outside service provider, toll-free at 855-405-6557, or leave a confidential message at our web address: www.edgewell.ethicspoint.com.

DIRECTOR COMPENSATION

We provided several elements of compensation to our directors for service on our Board during fiscal 2016. The Nominating and Executive Compensation Committee, which makes recommendations to the full Board regarding director compensation, strives to set director compensation at the 50th percentile of the peer group. This peer group, which can be found under “Executive Compensation—Compensation Discussion and Analysis—Implementation of the Compensation Program,” has been selected for purposes of evaluating our executive compensation based on market data provided by the committee’s independent consultant, Meridian.

Retainers and Meeting Fees

All directors, other than Mr. Hatfield and Mr. Klein, received an annual retainer of $100,000 for serving on the Board and its committees in fiscal 2016. Mr. Hatfield and Mr. Klein received no compensation other than their compensation as the President and Chief Executive Officer and Executive Chairman, respectively, for their service on the Board and its committees. Ms. Long joined our Board on July 6, 2016 and received a pro rata portion of the annual retainer.

From October 1, 2015 through December 31, 2015, members of the Board also received:

Fee for each Board meeting in excess of six meetings per year	$1,500
Fee for each Committee meeting in excess of six meetings per year	$1,500

The fee paid for attendance at Board and Committee meetings was discontinued effective December 31, 2015 to acknowledge that our directors provide valuable services to our Company outside as well as during meetings and to lessen the administrative burden of the number of payments that were required to be processed per director each year.

The lead independent director receives an additional $50,000 annual retainer. The chairpersons of the committees also receive an additional annual retainer of $20,000 for each committee that they chair.

In connection with their annual review of director compensation, the Board and the Nominating and Executive Compensation Committee approved changes to director compensation effective December 31, 2016 to reduce the annual retainer of the lead independent director to $25,000.

Restricted Stock Equivalents

Initial Grant. New non-employee directors that may be appointed or elected to the Board receive a grant of restricted stock equivalents with a grant-date value of $100,000, which equivalents vest three years from the date of grant. In connection with her appointment to the Board effective July 6, 2016, Ms. Long received a grant of 1,187 restricted stock equivalents, with a value of approximately $100,000.

Annual Grant. On the first business day of January of each year, each non-employee director is credited with a restricted stock equivalent award under our Second Amended and Restated 2009 Incentive Stock Plan. The value of the award as of January 1, 2016 was $110,000. This award vests one year from the date of grant. Directors have the option to defer the delivery of shares upon vesting of this award.

Notwithstanding the terms and provisions of our non-employee director compensation policy, the Board unanimously agreed that its members should not receive an annual restricted stock equivalent award for the 2016 fiscal year. The Board determined that a portion of the one-time restricted stock equivalent award received by its members at the time of the Separation in July 2015 (having a value of $200,000 and with vesting three years from the date of grant) was in lieu of the fiscal year 2016 annual grant. In connection with her appointment to the Board effective July 6, 2016, Ms. Long received a grant of 653 restricted stock equivalents, with a value of approximately $55,000, representing a pro rata portion of the annual restricted stock equivalent award.

In connection with their annual review of director compensation, the Board and the Nominating and Executive Compensation Committee approved changes to director compensation effective December 31, 2016 to increase the annual grant of restricted stock equivalents to each non-employee director by $15,000 to $125,000.

Deferred Compensation Plan

Non-employee directors are permitted to defer all or a portion of their retainers and fees under the terms of our deferred compensation plan. Deferrals may be made into (i) the Edgewell common stock unit fund, which tracks the value of our common stock; or (ii) the prime rate option under which deferrals are credited with interest at the prime rate quoted by The Wall Street Journal. Deferrals in the deferred compensation plan are paid out in a lump sum in cash within 60 days following the director’s termination of service on the Board.

Personal Use of Company-Owned Aircraft

For fiscal 2016, until his retirement on July 6, 2016, Mr. Ward Klein, our former executive chairman, was permitted to use our aircraft for personal travel for up to 40 flight hours per year when the aircraft was not being used on business related trips. Family members and guests were authorized to accompany him on business or personal flights on our aircraft. However, Mr. Klein was not reimbursed for any taxes associated with (i) his personal use of the aircraft, or (ii) the personal use by his family members and guests. In fiscal 2016, the value of Mr. Klein’s personal use of our company-owned aircraft was $75,224. We jointly own our aircraft with one other corporation in order to share the fixed costs associated with such ownership, although we pay all variable operating costs associated with each flight.

NON-EMPLOYEE DIRECTOR COMPENSATION FOR FISCAL 2016

Name	Fees Earned or Paid in Cash (2)	Stock Awards (3)(4)(5)	Option Awards (6)	Non-Equity Incentive Plan Compensation	Change in Pension Value and Non- Qualified Deferred Compensation Earnings	All Other Compensation (7)	Total
Daniel J. Heinrich	$127,500	$0	$0	$0	$0	$0	$127,500
Carla C. Hendra	$103,000	$0	$0	$0	$0	$0	$103,000
R. David Hoover	$160,500	$0	$0	$0	$0	$0	$160,500
John C. Hunter, III	$123,000	$0	$0	$0	$0	$0	$123,000
James C. Johnson	$107,500	$0	$0	$0	$0	$0	$107,500
Elizabeth Valk Long (1)	$ 25,000	$155,000	$0	$0	$0	$0	$180,000
Rakesh Sachdev	$106,000	$0	$0	$0	$0	$0	$106,000

(1)	Ms. Long was appointed to the Board effective July 6, 2016.
(2)	This column reflects retainers earned during the fiscal year and meeting fees, if any, through December 31, 2015.
(3)	This column reflects the aggregate grant date fair value, in accordance with Financial Accounting Standards Board (“FASB”), Accounting Standards Codification (“ASC”) Section 718, of the restricted stock equivalent awards on July 6, 2016 under our Second Amended and Restated 2009 Incentive Stock Plan as described in the narrative above. Refer to “Note 12. Share-Based Payments” of the Notes to Consolidated Financial Statements of our Annual Report on Form 10-K for the year ended September 30, 2016 for further discussion. There were no FASB ASC Section 718 compensation expenses associated with the vested but deferred equivalents described in footnote 4 during fiscal 2016.
(4)	The number of vested but deferred stock equivalents held by a director as of September 30, 2016 is 10,000 by Mr. Hoover. This equivalent represents deferral of a restricted stock equivalent award made to a non-employee director appointed to the Board between April 1, 2000 and October 1, 2003, under which the director was credited with a restricted stock equivalent for each share of our common stock he acquired within two years of the date of grant, up to a limit per individual. This program was discontinued in 2003.
(5)	Upon her appointment on July 6, 2016, Ms. Long was granted an award of 1,187 restricted stock equivalents representing the one-time grant of restricted stock equivalents with a value of approximately $100,000 made to all new non-management directors, which vests three years from the date of grant, and an award of 653 restricted stock equivalents representing a pro rata share of the annual restricted stock equivalent award with a value of approximately $55,000, which vests one year from the date of grant.
(6)	No stock options were granted to non-employee directors in fiscal year 2016. There were no outstanding shares of underlying stock options held by any non-employee director as of September 30, 2016.
(7)	The following items are not included within the above disclosure of director compensation:
(i)	The directors are covered under the terms of our general directors’ and officers’ liability insurance policies, the premiums for which are a general expense of the Company. We do not obtain a specific policy for each director or for the directors as a group.
(ii)	We provide transportation and lodging for out-of-town directors attending Board and committee meetings.
(iii)	The directors may make requests for contributions to charitable organizations from the Company’s charitable trust, which we have funded from time to time. The trustees of that trust, all employees of the Company, have determined to honor such requests which are in accordance with the charitable purpose of the trust, and which do not exceed $10,000 in any year. The directors may request contributions in excess of that amount, but such requests are at the sole discretion of the trustees. All contributions are made out of the funds of the trust, and are not made in the name of the requesting director. The Company will continue to honor requests under the charitable trust guidelines as long as funds exist at an appropriate level to do so.
(iv)	The non-employee directors may be provided from time to time with samples of our products with an incremental cost of less than $50.

ITEM 2. RATIFICATION OF APPOINTMENT OF INDEPENDENT AUDITOR

Our Audit Committee, in accordance with authority granted in its charter by the Board, appointed PricewaterhouseCoopers LLP (“PwC”) as independent auditor for the current fiscal year. PwC has served as our independent auditor for every fiscal year since 2000, and PwC has begun certain work related to the 2017 audit as approved by the Audit Committee. Information on independent auditor fees for the last two fiscal years is set forth below. The Board and the Audit Committee believe that the retention of PwC to serve as independent auditor is in the best interests of the Company and its shareholders. In making this determination, the Board and the Audit Committee considered a number of factors, including:

•	Audit Committee members’ assessment of PwC’s performance;
•	Management’s assessment of PwC’s performance;
•	PwC’s independence and integrity;
•	PwC’s fees and the quality of services provided to the Company; and
•	PwC’s global capabilities and knowledge of our global operations.

A representative of PwC will be present at the 2017 Annual Meeting and will have an opportunity to make a statement, if desired, as well as to respond to appropriate questions.

Although NYSE listing standards require that the Audit Committee be directly responsible for selecting and retaining the independent auditor, we are providing shareholders with the means to express their views on this issue. Although this vote will not be binding, in the event the shareholders fail to ratify the appointment of PwC, the Audit Committee will reconsider its appointment. Even if the appointment is ratified, the Audit Committee in its discretion may direct the appointment of a different independent auditing firm at any time during the year if the Audit Committee determines that such a change would be in the best interests of the Company and its shareholders.

Vote Required. The affirmative vote of a majority of the voting power represented in person or by proxy and entitled to vote is required for ratification.

THE MEMBERS OF THE AUDIT COMMITTEE AND THE BOARD OF DIRECTORS

RECOMMEND A VOTE FOR RATIFICATION OF THE APPOINTMENT OF

PWC AS THE COMPANY’S INDEPENDENT AUDITOR FOR FISCAL YEAR 2017.

Audit Committee Pre-Approval Policy

The Audit Committee has a formal policy concerning approval of all services to be provided by our independent auditor, including audit, audit-related, tax and other services. The policy requires that all services the auditor may provide to us must be pre-approved by the Audit Committee. The chairman of the Audit Committee has the authority to pre-approve permitted services that require action between regular committee meetings, provided he reports to the committee at the next regular meeting. Early in each fiscal year, the Audit Committee approves the list of planned audit and non-audit services to be provided by the auditor during that year, as well as a budget estimating spending for such services for the fiscal year. Any proposed services exceeding the maximum fee levels set forth in that budget must receive specific pre-approval by the Audit Committee. The Audit Committee approved all services provided by PwC during fiscal 2016 and fiscal 2015.

Services Provided by PricewaterhouseCoopers LLP

The following table discloses fees paid to PwC during the last two fiscal years for the following professional services:

•	Audit Fees—These are fees for professional services performed by PwC for the audit of our annual financial statements and internal control over financial reporting, review of financial statements included in our 10-Q filings, and audit services that are normally provided in connection with statutory and regulatory filings or engagements. In addition, Audit Fees for fiscal 2015 include fees paid to PwC through July 1, 2015 relating to the audit of the financial statements of the Household Products business in anticipation of the Separation.

•	Audit-Related Fees—These are fees for assurance and related services performed by PwC that are reasonably related to the performance of the audit or review of our financial statements. This includes: equity and debt offering related services; due diligence related to mergers and acquisitions; internal control reviews; attestations by PwC that are not required by statute or regulation; and consulting on financial accounting/reporting standards. This category also includes fees associated with the audit and review by PwC of carve-out financial statements of the Household Products business.

•	Tax Fees—These are fees for professional services performed by PwC with respect to tax compliance, tax advice and tax planning. This includes: preparation of original and amended tax returns for the Company and our consolidated subsidiaries; refund claims; payment planning; and tax audit assistance.

•	All Other Fees—These are fees for other permissible work performed by PwC that does not meet the above category descriptions. We did not engage PwC for any services that would be categorized as All Other Fees in fiscal 2015. All Other Fees for fiscal 2016 includes services provided in conjunction with assisting the Company in the assessment of its international go-to-market strategies.

Fees Paid to PricewaterhouseCoopers LLP (in thousands)
Type	FY 2015	FY 2016
Audit Fees	$6,253	$3,361
Audit-Related Fees	2,460	31
Tax Fees	766	312
All Other Fees	0	662
Total Fees	$9,479	$4,366

AUDIT COMMITTEE REPORT

The Audit Committee of the Company’s Board of Directors assists the Board in its oversight of corporate governance by overseeing the quality and integrity of the accounting, auditing, and reporting practices of the Company. The Audit Committee operates in accordance with a written charter, which was adopted by the Board. A copy of that charter is available on the Company’s website, www.edgewell.com, click on “Investors,” then “Corporate Governance,” then “Audit Committee Charter.” The Audit Committee consists entirely of non-employee directors that are independent, as required by the listing standards of the NYSE and the rules and regulations of the SEC.

Management is responsible for the Company’s internal controls and the financial reporting process. The Company’s independent accountants, PricewaterhouseCoopers LLP (“PwC”), are responsible for performing an independent audit of the Company’s consolidated financial statements and internal control over financial reporting in accordance with the standards established by the Public Company Accounting Oversight Board (United States) (the “PCAOB”) and issuing a report thereon. The committee’s responsibility is to monitor and oversee these processes on behalf of the Board.

The Audit Committee has oversight responsibilities for reviewing the services performed by PwC and retains sole authority to select, evaluate and replace the outside auditors. In fulfilling its oversight responsibilities, the committee discusses PwC’s overall scope and execution of the annual audit, as well as other matters required to be discussed by PCAOB auditing standards. The Audit Committee is responsible for approval of the proposed audit fees and annually evaluates the qualifications, performance and independence of PwC and its lead audit partner. Further, in conjunction with the mandated rotation of the independent auditor’s lead audit partner, the Audit Committee is directly involved in the selection of the new lead audit partner.

The Audit Committee has received the written disclosures from PwC required by the applicable standards of the PCAOB regarding the independent accountant’s communications with the Audit Committee concerning independence, and has discussed the independence of PwC with members of that firm. In doing so, the committee considered whether the non-audit services provided by PwC were compatible with its independence. The committee concluded that the independent auditors’ independence has not been impaired.

The Audit Committee selected PwC as the Company’s independent registered public accountants for fiscal year 2017, subject to shareholder ratification. PwC has served as the Company’s independent registered public accounting firm since 2000. The Audit Committee considered several factors in selecting PwC, including the firm’s independence and internal quality controls, the overall depth of talent, their experience with the Company’s industry, and their familiarity with the Company’s business and internal control over financial reporting.

With respect to the Company’s audited financial statements for the Company’s fiscal year ended September 30, 2016, management of the Company has represented to the committee that the financial statements were prepared in accordance with generally accepted accounting principles. The committee met with internal auditors and PwC, with and without management present, to discuss the results of their examination, the evaluations of the Company’s internal controls and the overall quality of the Company’s financial reporting. This review included a discussion of the quality and the acceptability of the Company’s financial reporting and system of internal controls, including the clarity of disclosures in the financial statements, reasonableness of significant accruals, reserves and allowances, critical accounting policies and estimates and risk assessment.

Based on the review and discussions referred to above, the Audit Committee recommended to the Company’s Board of Directors that the audited financial statements for the fiscal year ended September 30, 2016 be included in the Company’s Annual Report on Form 10-K for that year for filing with the SEC.

Respectfully submitted,

Daniel J. Heinrich, Chairman

James C. Johnson

Elizabeth Valk Long

Rakesh Sachdev

No portion of this Audit Committee Report shall be deemed to be incorporated by reference into any filing under the Securities Act of 1933 (the “Securities Act”), the Securities Exchange Act of 1934 (the “Exchange Act”), or through any general statement incorporating by reference in its entirety the Proxy Statement in which this report appears, except to the extent that the Company specifically incorporates this report or a portion of it by reference. In addition, this report shall not be deemed to be filed under either the Securities Act or the Exchange Act.

EXECUTIVE COMPENSATION

The following narratives and tables discuss the compensation paid in fiscal 2016 to our chief executive officer, chief financial officer, and our other three most highly compensated executive officers, whom we refer to collectively as our “named executive officers.” Our named executive officers for 2016 were:

•	David P. Hatfield, Chairman (since July 6, 2016), President and Chief Executive Officer;
•	Sandra J. Sheldon, Chief Financial Officer;
•	Peter J. Conrad, Chief Administrative Officer;
•	Wilbur A. Robertson, Chief Marketing Officer; and
•	Manish R. Shanbhag, Chief Legal Officer, Chief Compliance Officer and Secretary.

COMPENSATION DISCUSSION AND ANALYSIS

Principles of the Edgewell Compensation Program

Our commitment to maintaining competitive compensation practices has resulted in strong shareholder support of our compensation philosophy, with approximately 91% of the votes cast in favor of the advisory resolution on executive compensation at our 2016 Annual Meeting of Shareholders. Discussed below are the principles that underlie our compensation philosophy.

Pay for Performance

The primary goal of our compensation program is to instill a “pay for performance” culture throughout our organization, with a significant portion of targeted compensation for our named executive officers dependent upon achievement of performance goals and forfeited if goals are not achieved.

Competitive Total Compensation Packages

We strive to attract and retain strong executive leaders, with competitive total compensation opportunities near the 50th percentile of our peer group. Our compensation program is designed to motivate these leaders through incentive awards for the achievement of objectives aligned with operating results and execution of significant initiatives.

Alignment with Shareholder Interests

In order to align the compensation received by our executives with the returns received by our shareholders, a substantial portion of the named executive officers’ total compensation has historically been in the form of restricted stock equivalents and stock options. We further align the interests of our executive officers and shareholders through our use of stock ownership guidelines and prohibitions on the hedging of Company stock.

Summary of Key Elements of Executive Compensation in Fiscal 2016

Our Nominating and Executive Compensation Committee (the “NECC” or the “committee”) is responsible for determination of executive officer compensation. As a general principle, the NECC seeks to provide an annual compensation program that includes, in addition to base salary, a combination of short-term and long-term incentive programs based on Company performance as measured by certain financial performance metrics, thus linking executive officer compensation to shareholder value.

In determining executive compensation for fiscal 2016, the NECC took into account the unique circumstances of the previous fiscal year, when the mid-year Separation of the Household Products business from the Company created an enhanced need to use compensation to retain executives during a time of uncertainty and change.

Base Salary. Traditionally, we set the salaries of our executive officers at the beginning of each fiscal year. In fiscal 2016, we set salaries in November 2015, at the start of the fiscal year. In determining executive officer salaries at that time, the NECC took into consideration that these salaries had been recently adjusted in July 2015, at the time of the Separation, and determined to make no changes to the base salaries of the named executive officers other than Ms. Sheldon, who was granted a 5% increase to bring her base salary more in-line with market compensation for her position.

Annual Cash Bonus. Traditionally, we establish an annual short-term incentive program at the start of each fiscal year, to be measured at the conclusion of the fiscal year based on performance against metrics determined at the beginning of the year by the NECC. In fiscal 2016, we established an annual bonus program for our executive officers effective October 1, 2015, the start of the fiscal year, utilizing three metrics to measure performance:

•	Adjusted EPS, which constitutes 50% of the bonus target;
•	Organic Net Sales Growth, which constitutes 25% of the bonus target; and
•	Adjusted Net Working Capital as a Percent of Sales, which constitutes 25% of the bonus target.

Restricted Stock Equivalent and Option Awards. Traditionally, we have granted long-term incentive awards in the first quarter of the fiscal year. In the past few fiscal years, we have increasingly awarded restricted stock equivalents tied to performance-based metrics or stock options to enhance the emphasis on Company performance. During fiscal 2015, the NECC awarded time-based restricted stock equivalents in November 2014, pursuant to the usual award timing, but also awarded both time-based restricted stock equivalents and stock options in July 2015 in connection with the Separation, in recognition of the efforts of the named executive officers in executing the Separation, encouraging their retention, and aligning their interests with those of the shareholders. At that time, the NECC indicated its intention to not grant long-term incentive awards for fiscal 2016, reflecting its view that a portion of the July 2015 grant represented an acceleration of what would otherwise have been granted at the start of the 2016 fiscal year. For information on the July 2015 grants, see the “Summary Compensation Table.” Accordingly, for fiscal 2016, the NECC did not grant any long-term incentive program awards of either restricted stock equivalents or stock options to our executive officers. The NECC did indicate its view that it would likely reinstitute annual first quarter long-term incentive award grants to executive officers during fiscal 2017, which could consist of time-based restricted stock equivalents, performance-based restricted stock equivalents, stock options, or some combination of these awards.

Executive Severance Plan. In September 2016, the NECC adopted an Executive Severance Plan for certain of our executives, including the named executive officers. The Executive Severance Plan provides benefits to participants in the event of an involuntary termination without “cause” or a voluntary termination as a result of “good reason,” as such terms are defined in the plan. In adopting the plan, the NECC considered that the Company does not provide employment agreements to its executives, and that market practice at peer companies is to provide executives with certain benefits in the event of such terminations, and the NECC therefore concluded that the plan would be a significant benefit to the Company in attracting and retaining key executives.

Elements of Compensation

The elements of our fiscal 2016 executive compensation program as well as the purpose of each item are shown in the following table:

Compensation Element	Description	Purpose
Base Salary	Annual fixed salary, payable in cash.	Helps attract and retain key individuals.
Cash Bonus	Bonuses are payable in cash upon achievement of Company-wide pre-determined metrics: • Adjusted EPS Target • Organic Net Sales Growth • Adjusted Net Working Capital as a Percent of Sales	Promotes achievement of Company-wide performance goals.
Restricted Stock Equivalent Awards	No awards made in fiscal 2016 as a result of awards made at the time of Separation. We anticipate restricted stock equivalent awards to be made in fiscal 2017.

For performance-based awards, promotes achievement of Company-wide performance goals.

Provides a direct link to shareholder interests by tying a significant portion of executive’s personal wealth to the performance of our common stock.

Vesting requirements help to retain key employees.

Option Awards	No awards made in fiscal 2016 as a result of awards made at the time of Separation. We anticipate option awards to be made in fiscal 2017.	Provides a direct link to shareholder interests by tying a significant portion of executive’s personal wealth to the performance of our common stock. Vesting requirements help to retain key employees.
Supplemental Retirement Plans	Executives participate in the retirement plans available for all employees; the supplemental retirement plans restore retirement benefits otherwise limited by federal statute.	Ensures that the executives receive the same relative value compared to other employees who are not subject to these limits.
Executive Severance Plan	Executives are entitled to benefits in the event they are involuntarily terminated without cause or they resign for good reason.	Helps attract and retain key executives by offering a competitive total compensation package.
Change of Control Severance Agreements

Executives are entitled to benefits in the event of a change of control only if they are involuntarily terminated without cause or they resign for good reason following a change of control of our Company.

Allows executives to make decisions focusing on the interests of shareholders while using a “double trigger” (a change of control plus termination) to avoid a windfall.

Objectives

The key objective of our compensation philosophy is to reward management based upon their success in increasing shareholder value and achieving operational results. With a focus on achieving this overarching goal, the overall executive compensation program is designed to provide a compensation package that will enable us to attract and retain highly talented executives and maintain a performance-oriented culture.

Pay for Performance

Our goal is to instill a “pay for performance” culture throughout our operations, with total compensation opportunities targeted near the 50th percentile of our peer group.

Traditionally, a significant portion of targeted compensation for our named executive officers, consisting of bonus, restricted stock equivalent awards, and option awards, is variable—not fixed—compensation, rewarding the named executive officers for the achievement of outstanding and sustained Company performance, which builds shareholder value. We believe this compensation structure offers high potential rewards for superior performance, and significantly lower compensation for results below target.

Competitive Total Compensation Package

Our executive officers are highly experienced, with average industry experience of 25 years, and have been successful in diversifying our businesses, improving operating results and sustaining long-term adjusted growth in earnings per share (“EPS”). Because of management’s level of experience and successful track record, as well as the value of maintaining continuity in senior executive positions, particularly in light of the Separation, we view retention of key executives as critical to the ongoing success of our operations. Consequently, we:

•	target total compensation packages near the 50th percentile of our peer group of companies to help retain key executives and remain competitive in attracting new employees; and
•	establish vesting periods for our equity-based awards, to provide additional retention incentives.

Our executive compensation program also includes features to address other compensation-related issues such as retirement concerns of employees, which we believe have played an important role in our executive compensation structure.

Alignment with Shareholder Interests

A significant portion of our traditional compensation program consists of equity grants that align our officers’ interests with those of shareholders by tying a significant portion of the officers’ compensation to the performance of our common stock. In recent years, our incentive compensation program focused on a combination of short- and long-term profitability metrics and other metrics which motivate the achievement of the Company’s performance targets. Alignment with shareholder interests is one of the key factors underlying our grant of stock option awards, as the NECC believes that the award of options at the then-current market price aligns management with shareholder desire for stock price appreciation.

Implementation of the Compensation Program

Our Board of Directors has delegated authority to the NECC to approve all compensation and benefits for our executive officers. The committee sets executive salaries and bonuses, reviews executive benefit programs, including change in control severance agreements, and grants cash bonus awards to our executive officers under our cash bonus program, as well as equity awards to our executive officers under our Second Amended and Restated 2009 Incentive Stock Plan. For those employees below the executive officer level, compensation and benefits are determined by management of the Company, under a delegation of authority from the NECC.

To assist the NECC in evaluating our executive officer and director compensation programs, the committee has directly retained an independent consultant, Meridian Compensation Partners LLC (“Meridian”), which is asked to:

•	provide comparative market data for our peer group (and other companies, as needed) with respect to the compensation of the named executive officers as well as the outside directors;
•	analyze our compensation and benefit programs relative to our peer group;
•	assist in the evaluation and design of executive compensation arrangements as requested by the NECC; and
•	advise the committee on trends in compensation and governance practices and on management proposals with respect to executive compensation.

The NECC has reviewed the independence of Meridian and has determined that Meridian has no conflicts of interest. In particular:

•	Meridian does not provide any other services to the Company.
•	The committee has sole authority to retain or replace Meridian in its role as its consultant.
•	The committee regularly reviews the performance and independence of Meridian, as well as fees paid.
•	Management has retained a separate consultant, Willis Towers Watson, which advises management (but not the committee) on market trends in executive compensation, provides ad hoc analysis and recommendations, and reviews and comments on compensation proposals.

We believe that having separate consultants promotes Meridian’s independence.

A representative of Meridian attends committee meetings as requested to serve as a resource on executive officer and director compensation matters. In order to encourage independent review and discussion of executive compensation matters, the committee meets with Meridian in executive session.

Meridian, with direction from the NECC, developed a custom peer group of companies from which the NECC benchmarks our compensation program. Peer companies were selected based on a variety of criteria, including consumer products businesses, businesses with a strong brand focus, competitors for executive talent, and similarly-sized businesses in terms of revenues and market capitalization. The NECC reviewed and approved the use of this custom peer group.

Market compensation values are based on practices of the peer group. Each key component of compensation, including base pay, target annual bonus, target total cash compensation and target grant-date value of long-term incentives, is benchmarked against the 50th percentile of this custom peer group.

The custom peer group approved by the NECC for use for fiscal 2016 was comprised of the following companies, and is identical to the custom peer group adopted by the NECC at the time of Separation:

Church & Dwight Co., Inc.	Coty Inc.	Elizabeth Arden, Inc.	HanesBrands Inc.
Hasbro, Inc.	International Flavors & Fragrances Inc.	Mead Johnson Nutrition Company	Newell Brands, Inc.
Nu Skin Enterprises, Inc.	Perrigo Company PLC	Prestige Brands Holdings, Inc.	Revlon, Inc.
Spectrum Brands Holdings, Inc.	The Clorox Company	Tupperware Brands Corp.

Results of 2016 Advisory Vote to Approve Executive Compensation

At our 2016 Annual Meeting of Shareholders on January 25, 2016, we submitted a proposal to our shareholders for a non-binding advisory vote on our fiscal year 2015 compensation awarded to our named executive officers. Our shareholders approved the proposal with approximately 91% of the votes cast in favor of the proposal. We believe that the outcome of our say-on-pay vote signals our shareholders’ support of the NECC’s approach to executive compensation, specifically our efforts to attract, retain, and motivate our named executive officers.

We were pleased with our shareholders’ support of our fiscal 2015 compensation program, and the committee continues to review our executive compensation practices to further align our compensation practices with our pay-for-performance philosophy and shareholder interests. We value the opinions of our shareholders and will continue to consider the outcome of future say-on-pay votes, as well as feedback received throughout the year, when making compensation decisions for our named executive officers.

Elements of Compensation

Base Pay

We benchmark base pay against our peer group annually as a guide to setting compensation for key positions, including the named executive officers, in the context of prevailing market practices. Our management and the committee believe an important reference point for base salaries is the 50th percentile for the peer group, but also that it is important to consider the interplay of all of the various components of total compensation as well as the individual’s performance.

At the beginning of each fiscal year, the committee establishes the salaries of the executive officers (other than the chief executive officer) based on recommendations of the chief executive officer. These recommendations are based on an assessment of the individual’s responsibilities, experience, and individual performance. Where the recommendations of the chief executive officer and the compensation consultant for the salaries of executives remain within the targeted range relative to the peer group, and the NECC concurs with the assessment of performance, the NECC has historically given considerable deference to the recommendations made by the chief executive officer, although the NECC has made adjustments to the recommendations when it feels such revisions are appropriate.

The salary of the chief executive officer is set by the NECC, taking into account the recommendation of the committee’s compensation consultant. In connection with those reviews, Meridian, without input from management, provides the NECC with a range of possible salary and long-term incentive award levels. The NECC uses this information, along with its analysis of the performance and contributions of the chief executive officer against performance goals, to determine an appropriate salary.

The NECC evaluated the annual base salaries of the individuals then serving as executive officers at its November 2015 meeting and determined to make no changes to the base salaries of the named executive officers other than Ms. Sheldon, who was granted a 5% increase to bring her base salary more in-line with market compensation for her position. The NECC accordingly set the base salaries of the following named executive officers effective November 1, 2016 as follows:

Name	Title	Annual Base Salary
Mr. Hatfield	Chairman, President and Chief Executive Officer	$900,000
Ms. Sheldon	Chief Financial Officer	$525,000
Mr. Conrad	Chief Administrative Officer	$390,002
Mr. Robertson	Chief Marketing Officer	$418,729
Mr. Shanbhag	Chief Legal Officer, Chief Compliance Officer and Secretary	$400,000

Incentive Programs

The NECC has traditionally approved an annual two-tier incentive compensation structure for our key executives, consisting of an annual performance program, paid in cash, and a long-term performance program, generally paid in equity, such as restricted stock equivalents or stock options. As noted above, in fiscal 2016, the NECC determined to make no awards under the long-term performance program, in recognition of having made significant long-term performance program awards at the time of Separation in fiscal 2015, a portion of which the NECC viewed as an acceleration of what would otherwise have been granted in fiscal 2016. See the “Summary Compensation Table” for information on the July 2015 grants. Consistent with the requirements for performance-based compensation under Section 162(m) of the Internal Revenue Code of 1986, as amended (the “IRC”), awards to officers under our annual performance program have been made under the terms of our shareholder-approved executive officer bonus plan, and the long-term performance awards are granted under the terms of our Second Amended and Restated 2009 Incentive Stock Plan.

Annual Cash Bonus Program

Annual cash bonuses to our named executive officers are based on a percentage of the executive’s annual salary, and adjusted based on performance as compared to metrics determined by the NECC. The annual bonus program for fiscal 2016 was designed to measure Company-wide performance against three metrics:

•	Adjusted EPS (50% of the bonus target);
•	Organic Net Sales Growth (25% of the bonus target); and
•	Adjusted Net Working Capital as a Percent of Sales (25% of the bonus target).

The metrics and targets for the fiscal 2016 annual bonus program for our named executive officers were chosen based on fulfilling the Company’s business plan for fiscal 2016. The Adjusted EPS metric was chosen to emphasize profit growth and alignment with shareholder interests; the Organic Net Sales Growth metric was selected to emphasize top line growth in our first year as a stand-alone personal care company; and the Adjusted Net Working Capital as a Percent of Sales metric was utilized to emphasize balance sheet management and improvement.

The performance goals for each metric were set by the NECC at the beginning of the fiscal year. The committee assigned individual “bonus targets” to each of the executive officers, based upon individual performance and prevailing market practice information provided by the committee’s consultant. The following “bonus targets,” defined as a percentage of the individual’s base pay for the term of the bonus program, were assigned to the following individuals at the NECC’s November 2015 meeting as follows:

Name	Title	Bonus Target as a Percentage of Base Salary
Mr. Hatfield	Chairman, President and Chief Executive Officer	110%
Ms. Sheldon	Chief Financial Officer	75%
Mr. Conrad	Chief Administrative Officer	65%
Mr. Robertson	Chief Marketing Officer	55%
Mr. Shanbhag	Chief Legal Officer, Chief Compliance Officer and Secretary	60%

Our named executive officers are eligible to receive bonus payouts, if any, only upon achievement of results compared against pre-determined company performance established by the NECC. The NECC has the discretionary authority to reduce bonuses otherwise earned under the cash bonus program. No amount of bonus payout to our executive officers is tied to individual performance objectives.

For the annual bonus program for fiscal 2016, the combined weighted payout ratio for each of these named executive officers was 137.43% of the target amount, based on outcomes under the following three performance metrics.

Adjusted EPS

Adjusted EPS means diluted earnings per share, determined in accordance with U.S. generally accepted accounting principles (“GAAP”), subject to adjustment for certain limited matters, including the effects of acquisitions, divestitures, extraordinary dividends, stock splits or stock dividends, recapitalizations, extraordinary transactions such as mergers or spin-offs, reorganizations, unusual or non-recurring non-cash accounting impacts and costs associated with restructurings.

The threshold, target and stretch achievement levels, and the percent payout at each level, are as follows:

	Threshold	Target	Stretch
(50% of Bonus Target)	35% Payout	100% Payout	200% Payout
Adjusted EPS	$2.95	$3.28	$3.61

Bonuses indicated increase proportionately in 1/10th of 1% increments for final results between the goals indicated with maximum bonus at stretch. No bonuses tied to the Company performance are paid for results below the threshold goal. The maximum bonus payout is capped at 200% for Company performance at, or above, the stretch goal.

The NECC, in consultation with management, considered whether to adjust the Company’s fiscal 2016 GAAP earnings per share to reflect the negative financial impact (or whether to exercise its negative discretion to disregard the impact) of various events when determining the achievement of the Adjusted EPS target. The NECC determined to make adjustments to fiscal 2016 GAAP earnings per share to reflect costs related to the Separation, restructuring costs, charges related to the sale of the Industrial blade business, non-core inventory obsolescence charges and the tax impact on unusual items. After taking into account these adjustments, the NECC determined that, for purposes of the plan, Adjusted EPS for the period was $3.49, resulting in awards payable under the plan at 162.1% of target.

Organic Net Sales Growth

Organic Net Sales Growth means the percentage growth in Organic Net Sales in the 2016 fiscal year as compared to the 2015 fiscal year. “Net Sales” means net sales, as determined in accordance with GAAP, adjusted to account for the impact of changes in foreign currency, the impact of acquisitions and divestitures, extraordinary transactions such as mergers or spin-offs, reorganizations, and unusual or non-recurring non-cash accounting impacts and costs associated with restructurings. “Organic Net Sales” excludes Net Sales from the Company’s former Industrial blade business and in the Company’s

Venezuela operations, which were deconsolidated in the 2015 fiscal year. Organic Net Sales for the 2015 fiscal year are calculated as the sum of (a) Organic Net Sales for the Company’s Personal Care division for the first three quarters of the fiscal year, and (b) Organic Net Sales for the Company in the fourth quarter of the fiscal year (after the Separation of the Household Products business).

The threshold, target and stretch achievement levels, and the percent payout at each level, are as follows:

	Threshold	Target	Stretch
(25% of Bonus Target)	35% Payout	100% Payout	200% Payout
Organic Net Sales Growth	-1.1%	0.4%	3.0%

Bonuses indicated increase proportionately in 1/10th of 1% increments for final results between the goals indicated with maximum bonus at stretch. No bonuses tied to the Company performance are paid for results below the threshold goal. The maximum bonus payout is capped at 200% for Company performance at, or above, the stretch goal.

The NECC determined Organic Net Sales Growth for the period was 1.4%, resulting in awards payable under the plan at 138.2% of target.

Adjusted Net Working Capital as a Percent of Sales

Adjusted Net Working Capital as a Percent of Sales means Average Net Working Capital divided by Net Sales for the performance period, as adjusted for the effect of restructuring events such as plant closings, sales of facilities or operations and business restructurings, and expressed as a percentage. “Average Net Working Capital” means, as of the end of the performance period, the average of the last four quarter end balances for each of (i) receivables, as reported, less the portion of accrued liabilities representing trade allowance, plus (ii) inventories, as reported, minus (iii) accounts payable.

The threshold, target and stretch achievement levels, and the percent payout at each level, are as follows:

	Threshold	Target	Stretch
(25% of Bonus Target)	35% Payout	100% Payout	200% Payout
Adjusted Net Working Capital as a Percent of Sales	17.3%	17.0%	16.2%

Bonuses indicated increase proportionately in 1/10th of 1% increments for final results between the goals indicated with maximum bonus at stretch. No bonuses tied to the Company performance are paid for results below the threshold goal. The maximum bonus payout is capped at 200% for Company performance at, or above, the stretch goal.

The NECC determined Adjusted Net Working Capital as a Percent of Sales for the period was 16.1%. While this measure was in excess of the stretch target, and would have resulted in an award pay out under the plan at 200% of target, the NECC exercised its negative discretion and reduced the award pay out with respect to this metric to 87.3% of target. The NECC determined that the target for Adjusted Net Working Capital as a Percent of Sales should more appropriately have been set at 16.0%, rather than 17.0%, at the start of fiscal 2016, based on further analysis of Adjusted Net Working Capital during fiscal 2016. The NECC then measured the actual performance of 16.1% against this revised target of 16.0% to yield an award of 87.3% of target.

One-Time Cash Bonus

In November 2015, the NECC approved a one-time cash bonus for Ms. Sheldon in the amount of $25,000. The NECC viewed this as an important retention action, given Ms. Sheldon’s critical role at the Company and historical knowledge. This, along with the 5% increase in Ms. Sheldon’s base salary (the only salary increase for the named executive officers), was viewed by the NECC as necessary to correctly set Ms. Sheldon’s compensation at the appropriate pay level for chief financial officers in the competitive marketplace.

Equity Awards (Restricted Stock Equivalents and Options)

Our Second Amended and Restated 2009 Incentive Stock Plan authorizes the NECC to grant various types of equity awards. Under this Plan, the NECC has granted to key executives restricted stock equivalent awards, consisting of performance-based awards and time-based awards. Performance-based restricted stock equivalent awards are tied to both achievement of Company performance targets over a set time period (for the Company, typically three years) and continued employment with the Company over the same period as conditions to vesting of the awards. Time-based restricted stock equivalent awards are tied solely to continued employment with the Company over a set time period as the condition to vesting of the awards. The NECC has also granted to key executives stock option awards under this Plan, tied to continued employment with the Company over a set time period as the condition to vesting of the awards.

Timing and Procedures for Grants

Other than in exceptional cases, such as the Separation, promotions or new hires, long-term incentive awards are generally granted in the first quarter of the fiscal year (October through December), at the time when salary levels and bonus programs for the new fiscal year are determined. The NECC and management have agreed that it is also an appropriate time to review and consider additional awards as part of the total compensation packages.

The size of equity awards for executive officers is based in part upon benchmarked data from our peer group provided by Meridian valued on the date of grant. The size of awards also reflects other factors, such as officers’ individual performance, current dilution rates, and the market run-rate for equity grants among the peer group.

The number of restricted stock equivalents and stock options awarded, as well as the mix between restricted stock equivalent and stock option awards and between time-based and performance-based restricted stock equivalent awards, are based on the amounts targeted to be delivered after the applicable vesting period, and the corresponding grant date value of the awards. The restricted stock equivalent awards are stock-settled at the time of vesting, when they convert into unrestricted shares of our common stock. Performance-based restricted stock awards are earned based on performance over the vesting period against pre-established goals, so that the earned award fluctuates directly with our performance against these goals. Upon vesting, stock option awards become exercisable for the purchase of shares of our common stock at a price per share established at the time of grant, so that the option will have no financial value unless the price of our common stock appreciates following the date of grant. The value of all of our equity awards fluctuate based on performance of the Company’s common stock over time. This combination of financial performance and stock price performance enhances alignment with shareholders.

The chief executive officer recommends to the committee the number of shares, options or share units to be awarded for each named executive officer (other than the chief executive officer). With respect to awards to the chief executive officer, Meridian, without input from the chief executive officer or other members of management, provides a range of potential awards to the NECC. However, the NECC considers alternatives outside the range and determines the award considering the competitive posture, performance of the Company, returns to shareholders and experience and effectiveness of the chief executive officer’s leadership, as well as the input from Meridian.

Restricted Stock Equivalent and Option Grants during Fiscal 2016

As noted above, in July 2015, in connection with the Separation, the NECC granted the named executive officers time-based restricted stock equivalent awards and option awards, in recognition of the efforts of the named executive officers in executing the Separation, encouraging their retention, and aligning their interests with those of the shareholders. For information on such grants, see the “Summary Compensation Table.” When making such grants, the NECC indicated its intention to not grant long-term incentive awards in fiscal 2016, as they considered a portion of the July 2015 grant to be an acceleration of what would otherwise have been granted at the start of the 2016 fiscal year. Accordingly, for fiscal 2016, the NECC did not grant any long-term incentive program awards of either restricted stock equivalents or options to the executive officers. The NECC did indicate its view that it would likely reinstitute annual first quarter long-term incentive award grants to executive officers during fiscal 2017, which could consist of time-based restricted stock equivalents, performance-based restricted stock equivalents, stock options, or some combination of these awards.

Supplemental Retirement Plans

In fiscal 2016, our named executive officers were covered, like other employees, by our defined benefit pension plan. As a qualified plan, it is subject to maximum pay and benefit limits under the tax rules. Our supplemental executive retirement plan provides a supplement to an executive’s pension benefit equal to the amount that the executive would have received but for the tax limitations. Details of benefits under the supplemental executive retirement plan are set forth in the “Pension Benefits Table,” including the accompanying narrative.

Our named executive officers were also covered by our qualified defined contribution 401(k) plan and entitled to a Company match on a portion of their deferrals to the plan. The amounts which may be deferred on a tax preferred basis into the qualified plan, as well as the amount of the matching contributions, are also subject to IRS limitations. We have also established supplemental plans to compensate executives for these limits. Our executive savings investment plan permits executives to defer any excess contributions and matching payments not permitted into the qualified 401(k) plan. According to market data provided by Meridian, these types of benefits are generally offered by our peer group, often with enhanced benefit formulas (which we do not provide). Details of the executive savings investment plan, including the contributions, earnings, and year-end balances, are set forth in the “Non-qualified Deferred Compensation Table.”

Effective January 1, 2014, the pension benefit earned to date by active participants under the Company’s legacy U.S. pension plan was frozen and future accruals are no longer provided. When the pension plan was frozen, the supplemental executive retirement plan was similarly frozen. The elimination of the U.S. pension benefit was partially offset by an increase in the Company match to contributions made by participants into our defined contribution 401(k) and executive savings investment plans.

Executive Severance Plan

On September 23, 2016, the NECC adopted an executive severance plan for the Company. The plan provides benefits to a number of the Company’s executives, including the named executive officers, in the event of a qualifying termination, which includes an involuntary termination without cause or a voluntary termination as a result of good reason (as such terms are defined in the plan). Unlike many other public companies, we have not offered employment agreements to our executives, and the plan was adopted to provide the executives with certain benefits in the event of a qualifying termination. In adopting the plan, the NECC considered that the market practice at peer companies is to provide executives with certain benefits in the event of such terminations, and therefore concluded that the plan would be a significant benefit to the Company in attracting and retaining key executives by offering a competitive total compensation package.

Post-termination benefits for participating employees consist of a lump sum payment equal to:

•	the employee’s annual base salary plus a severance bonus equal to the short-term incentive plan bonus for the employee for the most recently completed fiscal year, except in the case of the Chief Executive Officer and the Chief Financial Officer, where such payment will be equal to 2 times (for the CEO) and 1.5 times (for the CFO) the sum of the annual base salary and severance bonus.
•	the accrued but unpaid paid time off available to the employee.
•	1.5 times the monthly premium cost for group health plan benefits for the employee multiplied by 12, except in the case of the CEO and the CFO, where the health costs will be multiplied by 24 and 18, respectively.

Such benefits are subject to reduction under certain circumstances, including to the extent necessary to avoid certain federal excise taxes. In addition, no benefits will be paid to the extent duplicative of benefits under a change in control or similar agreement with the Company.

The payment of benefits under the Plan is conditioned upon, among other things, the employee executing a general release in favor of the Company, which shall include confidentiality, non-solicitation, non-disparagement and non-competition obligations of the employee in favor of the Company.

A description of the projected cost, if all of the named executive officers were terminated on September 30, 2016, is provided under “Potential Payments upon Termination or Change of Control.”

Severance and Other Benefits Following a Change of Control

Unlike many other public companies, we have not offered employment agreements to our executives. However, we have ongoing change of control agreements with each of our named executive officers, as discussed under “Potential Payments upon Termination or Change of Control.”

The change of control agreements are designed to provide executives with increased security in the event of a change of control, and allow them to weigh alternative future courses for the Company focused on the interests of shareholders. The NECC annually reviews the cost and the terms of the agreements in light of advice provided by Meridian, based upon surveys of Fortune 500 companies as well as our peer group, and its own internal data and expertise. We believe that the retention value provided by the agreements, and the benefit to us when the executive is provided the opportunity to focus on the interests of shareholders and not the executive’s own personal financial interests, outweighs the potential cost given that:

•	such protections are common among companies of our size, and allow us to offer a competitive compensation package;
•	Meridian has advised that the aggregate projected cost of the agreements is at the lower end of prevailing practice;
•	such costs will only be triggered if the new controlling entity involuntarily terminates the protected executives without cause, or the executives are able to resign for good reason, during the protected period;
•	the agreements include non-compete and non-solicitation covenants binding on the executives, which can provide significant benefit to the new controlling entity; and
•	the individuals with the agreements are carefully selected by the Board of Directors, and we believe they are critical to the process of evaluating or negotiating a potential change of control transaction or in the operation of our business during the negotiations or integration process, so that their retention would be critical to the success of any such transaction.

The NECC has, from time to time in the last several years, initiated further limitations on the benefits provided. In November 2011, the Board of Directors, upon the recommendation of the NECC, adopted a policy pursuant to which we will not include tax gross-up payments relating to severance payments, and instead adopt the “best-of-net” approach for change of control employment agreements entered into with executive officers after that date. Of the named executive officers, Mr. Hatfield and Mr. Conrad have agreements including the prior tax gross-up treatment, and Ms. Sheldon, Mr. Robertson and Mr. Shanbhag have agreements providing the best-of-net treatment.

Prior to the Separation, change of control agreements granted to executive officers had a three-year term, with benefits generally covering a three-year period. In connection with the Separation, the NECC and the Board of Directors determined that new executive officers receiving change of control agreements would have agreements with two year terms, with benefits generally covering a two-year period. All of these agreements provide for automatic extension every year for an additional year unless the NECC elects to terminate an agreement at least 90 days prior to renewal. Of the named executive officers, Mr. Hatfield and Mr. Conrad have agreements with three year terms, and Ms. Sheldon, Mr. Robertson and Mr. Shanbhag have agreements with two year terms.

A description of the projected cost, if a change of control were to have occurred on the last day of fiscal 2016 and all of the named executive officers were terminated without cause on that date, is provided under “Potential Payments upon Termination or Change of Control.”

Perquisites

We offer a limited number of perquisites for our executive officers. The Board has authorized our chief executive officer to bring family members and guests with him on business flights on our company-owned aircraft in certain circumstances. The remaining perquisites or executive benefits consist of the executive financial planning program, executive long-term disability plan, and executive excess liability plan. We regularly review the benefits provided to our executives and make appropriate modifications based on peer group analysis and the committee’s evaluation of the retentive value of these benefits.

Stock Ownership Requirements

Our stock ownership guidelines provide that the chief executive officer must maintain ownership of our common stock with a value of at least five times his base salary, and other executive officers must maintain common stock ownership with a value of at least three times their base salaries. New executive officers are given a period of five years to attain full compliance with the guidelines.

For purposes of this determination, stock ownership includes shares of our common stock which are owned directly or by family members residing with the executive or by family trusts, as well as vested options, vested and deferred restricted stock equivalents, unvested restricted stock equivalents (other than equivalents subject to achievement of performance targets), and common stock or stock equivalents credited to an officer under our defined contribution 401(k) plan, our executive savings investment plan, or our deferred compensation plan. As of September 30, 2016, each of our named executive officers was in compliance with these guidelines.

Trading in Edgewell Stock

Under our insider trading policy, directors, officers and employees or their designees are prohibited from engaging in speculative trading or hedging transactions in Edgewell securities, including prohibitions on:

•	investing or trading in market-traded options on Edgewell securities—i.e., puts and calls; or
•	purchasing financial instruments (including prepaid variable forward contracts, equity swaps, collars, and exchange funds) that are designed to profit from, hedge or offset any change in the market value of equity securities (1) granted to the director, officer or employee by Edgewell as part of the compensation of the employee or member of the Board of Directors; or (2) held, directly or indirectly, by the director, officer or employee; or
•	engaging in “short-sales” of Edgewell securities—i.e., selling Edgewell stock not owned at the time of the sale; or
•	entering into a “sale against the box” transaction (loaning Edgewell stock to another individual and receiving cash back as security for the loan); or
•	speculating on relatively short-term price movements of Edgewell securities—i.e., engage in a purchase and sale of Edgewell stock within a short period of time.

The policy also prohibits engaging in any other transaction involving Edgewell securities that suggests the misuse of information that is unavailable to the general public.

Deductibility of Certain Executive Compensation

U.S. tax laws set a limit on deductible compensation of $1,000,000 per year per person for the chief executive officer and the next three highest paid officers (other than the chief financial officer). Performance-based awards, which meet certain requirements, are excluded when determining whether such an executive has received compensation in excess of this limit. The applicable plan provisions give the NECC authority to require the deferral of certain bonus and salary payments to such officers in order to preserve the deductibility of those payments. By making payments under the annual cash bonus program and annual restricted stock equivalent grants generally contingent upon achievement of shareholder-approved performance goals, such payments may be deductible under the U.S. tax laws. We believe a significant portion of the compensation paid to the named executive officers may remain deductible as performance-based awards under shareholder-approved plans in the future. However, the NECC reserves the flexibility to approve compensation arrangements that are not fully tax deductible where the NECC considers such arrangements to be appropriate and in the best interests of the Company.

The committee intends to continue to review and monitor its policy with respect to the deductibility of compensation.

COMPENSATION POLICIES AND PRACTICES AS THEY RELATE TO RISK MANAGEMENT

As part of its responsibilities, the Nominating and Executive Compensation Committee annually reviews the Company’s compensation policies and practices for all employees, including executive officers, to determine whether, in its judgment, our compensation programs encourage risk-taking likely to have a material adverse effect on the Company. In particular, there are several design features of those programs that the committee believes reduces the likelihood of excessive risk-taking:

•	the executive compensation program design provides a balanced mix of cash and equity;
•	the executive compensation program design provides a balanced mix of annual and longer-term incentives;
•	for the executive compensation program, maximum payout levels for bonuses and performance awards are capped;
•	performance metrics for the executive compensation program are tied to key, auditable measures;
•	performance goals for the executive compensation program are set at levels that are sufficiently high to encourage strong performance, but within reasonably attainable parameters intended to discourage pursuit of excessively risky business strategies;
•	the NECC’s ability to exercise negative discretion under our executive compensation programs to reduce payments in certain circumstances when determining performance-based compensation; and
•	executive officers are subject to share ownership and retention guidelines.

The committee determined that, for all employees, the Company’s compensation programs do not encourage excessive risk and instead encourage behavior that supports sustainable value creation.

NOMINATING AND EXECUTIVE COMPENSATION COMMITTEE REPORT

The Nominating and Executive Compensation Committee of the Company’s Board of Directors consists entirely of non-employee directors that are independent under the NYSE listing standards. The Committee has reviewed and discussed the Company’s Compensation Discussion and Analysis with management. Based on these reviews and discussions, the Committee recommended to the Board of Directors that the Compensation Discussion and Analysis be included in this Proxy Statement and in the Company’s Annual Report on Form 10-K for the fiscal year ended September 30, 2016.

Respectfully submitted,

John C. Hunter, III, Chairman

Carla C. Hendra

James C. Johnson

Elizabeth Valk Long

No portion of this Nominating and Executive Compensation Committee Report shall be deemed to be incorporated by reference into any filing under the Securities Act, the Exchange Act, or through any general statement incorporating by reference in its entirety the Proxy Statement in which this report appears, except to the extent that the Company specifically incorporates this report or a portion of it by reference. In addition, this report shall not be deemed to be filed under either the Securities Act or the Exchange Act.

EQUITY COMPENSATION PLAN INFORMATION

The following table gives information about the Company’s common stock that may be issued upon the exercise of options, warrants and rights under all of the Company’s existing compensation plans as of September 30, 2016:

Plan Category	(1) Number of Securities to be Issued upon Exercise of Outstanding Options, Warrants and Rights	(2) Weighted-Average Exercise Price of Outstanding Options, Warrants and Rights	(3) Number of Securities Remaining Available for Future Issuance Under Equity Compensation Plans (Excluding Securities Reflected in Column (1), and as Noted Below)
Equity compensation plans approved by security holders	1,297,004	$100.68	6,383,067
Equity compensation plans not approved by security holders	None	N/A	None
Total	1,297,004	$100.68	6,383,067

(1)	The number of securities to be issued upon exercise of outstanding options, warrants and rights shown above, as of September 30, 2016, includes 872,948 restricted stock equivalents which have been granted under the terms of the Company’s 2000 Incentive Stock Plan (pursuant to which no further equity awards may be made) and the Company’s Second Amended and Restated 2009 Incentive Stock Plan, and 424,056 stock option awards which have been granted under the terms of the Second Amended and Restated 2009 Incentive Stock Plan.

(2)	The weighted average exercise price does not take into account securities which will be issued upon conversion of outstanding restricted stock equivalents.

(3)	This number only reflects securities available under the Second Amended and Restated 2009 Incentive Stock Plan. Under the terms of that plan, any awards other than options, phantom stock options or stock appreciation rights are to be counted against the reserve available for issuance in a 1.95 to 1 ratio.

SUMMARY COMPENSATION TABLE

This Summary Compensation Table sets forth information for compensation relating to fiscal 2016, 2015 and 2014. For a discussion of fiscal 2016 compensation, see “Compensation Discussion and Analysis” above.

Name and Principal Position	Year	Salary	Bonus (2)	Stock Awards	Option Awards	Non-Equity Incentive Plan Comp. (2)	Change in Pension Value and Non- qualified Deferred Comp. Earnings (3)	All Other Compen- sation (4)	Total
David P. Hatfield (1)	2016	$900,000	$0	$0	$0	$1,360,557	$137,327	$77,543	$2,475,427
Chairman, President & Chief	2015	$685,217	$0	$4,348,931	$3,599,990	$551,708	$98,813	$72,911	$9,357,570
Executive Officer	2014	$547,897	$0	$881,949	$0	$732,666	$156,892	$91,120	$2,410,524
Sandra J. Sheldon	2016	$522,917	$25,000	$0	$0	$541,131	$61,535	$37,064	$1,187,647
Chief Financial Officer	2015	$363,188	$311,946	$1,613,612	$1,300,001	$140,923	$45,596	$28,095	$3,803,361
Peter J. Conrad	2016	$390,002	$0	$0	$0	$348,385	$81,170	$43,472	$863,029
Chief Administrative	2015	$390,002	$390,000	$1,380,359	$700,003	$239,330	$48,993	$45,597	$3,194,284
Officer
Wilbur A. Robertson	2016	$418,729	$0	$0	$0	$316,503	$136,526	$37,183	$908,941
Chief Marketing	2015	$417,713	$0	$933,286	$599,998	$189,895	$37,291	$50,105	$2,228,288
Officer
Manish R. Shanbhag	2016	$400,000	$0	$0	$0	$329,832	$148	$29,574	$759,554
Chief Legal Officer, Chief
Compliance Officer & Secretary

(1)	Mr. Hatfield became Chairman of the Board of Directors on July 6, 2016.
(2)	All awards under our annual cash bonus program are based upon achievement of Company performance measures established at the beginning of a performance period. Consequently, the value of all bonuses earned during the fiscal year under our annual cash bonus program have been included in the Non-Equity Incentive Plan Compensation column of this table. For Ms. Sheldon, a one-time cash bonus of $25,000 has been included in the Bonus column of this table.
(3)	The amounts reported in this column consist of the aggregate changes in the actuarial present value of accumulated benefits under our defined benefit pension plan and the supplemental executive retirement plan, which are described in the narrative to the “Pension Benefits Table.” For the final average earnings formula benefit under the defined benefit pension plan, this amount reflects the difference in the calculated present value of the benefit during fiscal 2016. To the extent that payments under the defined benefit pension plan exceed limitations imposed by the IRS, the excess will be paid under the terms of the supplemental executive retirement plan. This also includes above-market earnings on non-qualified deferred compensation in our deferred compensation plan.

Name	Change in Pension Value	Above-market Earnings on Non- Qualified Deferred Compensation	Total
Mr. Hatfield	$78,734	$58,593	$137,327
Ms. Sheldon	$37,226	$24,309	$61,535
Mr. Conrad	$37,168	$44,002	$81,170
Mr. Robertson	$106,683	$29,843	$136,526
Mr. Shanbhag	$148	$0	$148

(4)	The amounts reported in this column with respect to fiscal 2016 consist of the following:

Name	Company Matching Contributions 401(k) Plan (i)	Company Matching Contributions ESIP (i)	Term Life Insurance Premiums (ii)	Executive Financial Planning Program (iii)	Executive Excess Liability Plan (iv)	Total
Mr. Hatfield	$13,222	$63,565	$60	$0	$696	$77,543
Ms. Sheldon	$15,986	$20,322	$60	$0	$696	$37,064
Mr. Conrad	$15,072	$21,859	$60	$5,785	$696	$43,472
Mr. Robertson	$15,810	$20,617	$60	$0	$696	$37,183
Mr. Shanbhag	$15,293	$13,525	$60	$0	$696	$29,574

(i)	Company matching contributions or accruals in our 401(k) plan and executive savings investment plan.

(ii)	Term life insurance premiums paid by the Company for the first $40,000 of coverage for each of the named executive officers.

(iii)	We reimburse the executives for 80% of the cost of personal financial advisory services, up to certain annual maximums.

(iv)	The Company pays the annual premium for a group policy providing each executive with personal excess liability coverage in excess of his or her primary personal liability insurance, the cost of which is borne by each executive.

The above list of perquisites does not include any contributions made by our charitable trust which may have been made at the request of any of the named executive officers. The trustees of that trust, who are employees of the Company, review requests for contributions to charitable organizations from employees, officers, and the community at large, and, in their sole discretion, authorize contributions in accordance with the purposes of the trust. Officers are also eligible to participate in the charitable trust matching gift program, which is generally available to U.S. employees. Under this program, the foundation matches 100% of charitable donations of a minimum of $25 made to eligible charities, up to a maximum of $5,000 per year for each individual. The Company will continue to honor requests under the charitable trust guidelines as long as funds exist in an appropriate level to do so.

GRANTS OF PLAN-BASED AWARDS

Awards to the named executive officers, and to other key executives, were made in fiscal 2016 under our annual cash bonus program, dependent upon achievement of Company performance measures established at the beginning of the term of the program, as described in more detail in “Compensation Discussion and Analysis—Elements of Compensation—Incentive Programs—Annual Cash Bonus Program.” As noted above, in fiscal 2016, no awards were made to our named executive officers under our long-term performance program, in recognition of the significant long-term performance program awards made to the named executive officers during fiscal 2015. See “Compensation Discussion and Analysis – Elements of Compensation – Incentive Programs –Equity Awards (Restricted Stock Equivalents and Options).”

GRANTS OF PLAN-BASED AWARDS TABLE

				Estimated Future Payouts Under Non-Equity Incentive Plan Awards
Name	Type of Award	Grant Date	Committee Action Date	Threshold $	Target $	Maximum $	All Other Stock Awards: Number of Shares of Stock (#)	All Other Option Awards: Number of Shares Underlying Options (#)	Exercise or Base Price of Option Awards ($/Sh)	Grant Date Fair Value of Stock and Option Awards
Mr. Hatfield	Bonus: Annl Perf (1)	11/30/15	11/30/15	$346,500	$990,000	$1,980,000	—	—	—	—
Ms. Sheldon	Bonus: Annl Perf (1)	11/30/15	11/30/15	$137,813	$393,750	$787,500	—	—	—	—
Mr. Conrad	Bonus: Annl Perf (1)	11/30/15	11/30/15	$88,725	$253,500	$507,000	—	—	—	—
Mr. Robertson	Bonus: Annl Perf (1)	11/30/15	11/30/15	$80,605	$230,301	$460,602	—	—	—	—
Mr. Shanbhag	Bonus: Annl Perf (1)	11/30/15	11/30/15	$84,000	$240,000	$480,000	—	—	—	—

(1)	These represent the amounts which potentially could have been earned under the fiscal 2016 annual cash bonus program.

OUTSTANDING EQUITY AWARDS AT FISCAL YEAR END

The following types of equity awards have been granted to the named executive officers, and remain unvested, or, in the case of non-qualified stock options, unvested or unexercised, as of September 30, 2016.

•	Restricted stock equivalents that vest over a period of time and at vesting convert into non-restricted shares of our common stock. As of September 30, 2016, we had outstanding unvested restricted stock equivalent awards with initial vesting terms of two years from the date of grant, three years from the date of grant, and vesting in equal installments on each of the first three anniversaries of the date of grant. Unvested restricted stock equivalent awards are included under “Stock Awards—Number of Shares or Units of Stock That Have Not Vested,” in the table below.

•	Non-qualified stock options granting the right to acquire shares of our common stock at an exercise price equal to its closing price on the date of grant. These options become exercisable in equal installments on each of the first three anniversaries of the grant, and remain exercisable over the ten-year period following grant. Outstanding option awards are described under “Option Awards,” in the table below.

Restricted stock equivalents and non-qualified stock options were granted under the terms of the Company’s Second Amended and Restated 2009 Incentive Stock Plan.

In connection with the Separation, the NECC approved adjustments to the terms of unvested restricted stock equivalent awards for employees remaining with the Company to preserve the value of the award despite the dilutive effect of the spin-off of the Household Products business on the value of the Company’s common stock. The number of adjusted equivalents was calculated by (i) multiplying the original number of equivalents by the volume weighted average price (“VWAP”) of the Company’s common stock for the five trading days immediately preceding the Separation, then (ii) dividing the resulting total by the VWAP for the five trading days immediately following the Separation. VWAP was calculated by summing the dollars traded for every transaction (price times shares traded) during the applicable period and then dividing by the total shares traded for such period. The five-day pre-Separation VWAP was $134.18 and the five-day post-Separation VWAP was $99.93. Awards otherwise remained subject to the terms of the award agreements, including with respect to vesting, and any fractional shares resulting from the conversion were disregarded.

OUTSTANDING EQUITY AWARDS AT FISCAL YEAR END TABLE

	Option Awards				Stock Awards
Name	Number of Securities Underlying Unexercised Options (#) Exercisable (1)	Number of Securities Underlying Unexercised Options (#) Unexercisable (2)	Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)	Market Value of Shares or Units of Stock That Have Not Vested ($) (3)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($)
Mr. Hatfield	41,710	83,420	$100.68	7/5/2025	8,429 (4) 2,809 (5) 8,884 (6) 24,017 (7)	$670,274 223,372 706,456 1,909,832	0	$0
Ms. Sheldon	15,062	30,124	$100.68	7/5/2025	3,470 (4) 1,157 (5) 3,658 (6) 8,673 (7)	$275,934 92,005 290,884 689,677	0	$0
Mr. Conrad	8,111	16,220	$100.68	7/5/2025	6,941 (4) 2,313 (5) 7,316 (6) 4,670 (7)	$551,948 183,930 581,768 371,358	0	$0
Mr. Robertson	6,952	13,903	$100.68	7/5/2025	3,470 (4) 1,157 (5) 3,658 (6) 4,003 (7)	$275,934 92,005 290,884 318,319	0	$0
Mr. Shanbhag	6,952	13,903	$100.68	7/5/2025	2,480 (4) 827 (5) 3,136 (6) 4,003 (7)	$197,210 65,763 249,375 318,319	0	$0

(1)	Represents stock options granted on 7/6/2015 which vested on 7/6/2016.
(2)	Represents stock options granted on 7/6/2015 which will vest equally on 7/6/2017 and 7/6/2018.
(3)	Values based on the closing price of the Company’s common stock on the NYSE on September 30, 2016 of $79.52.
(4)	Represents restricted stock equivalents granted on 11/6/2013 which will vest on the date the Company releases its earnings for fiscal year 2016. As of the date of this proxy statement, these have vested.
(5)	Represents restricted stock equivalents granted on 11/6/2013 which will vest on 11/6/2016. As of the date of this proxy statement, these have vested.
(6)	Represents restricted stock equivalents granted on 11/13/2014 which will vest on 11/13/2016. As of the date of this proxy statement, these have vested.
(7)	Represents restricted stock equivalents granted on 7/8/2015 which will vest equally on 7/8/2017 and 7/8/2018.

OPTION EXERCISES AND STOCK VESTED

	Option Awards		Stock Awards
Name	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($)	Number of Shares Acquired on Vesting (#) (1)	Value Realized on Vesting ($)
Mr. Hatfield	0	$0	18,096	$1,561,186
Ms. Sheldon	0	$0	7,000	$602,800
Mr. Conrad	0	$0	7,661	$651,064
Mr. Robertson	0	$0	5,045	$430,412
Mr. Shanbhag	0	$0	2,002	$175,135

(1)	In fiscal 2016, the time-based restricted stock equivalents granted to each of the officers in fiscal 2012 and fiscal 2015 vested in accordance with the terms of the awards.

Upon vesting the equivalents converted into shares of our common stock which were then issued to the officers free of any restrictions. However, if any officer elected in advance to defer receipt of the shares of common stock, conversion will not occur until the officer retires or otherwise terminates his employment with us.

PENSION BENEFITS

Prior to January 1, 2014, our defined benefit pension plan covered essentially all U.S. employees after one year of service. As a qualified plan, it was subject to maximum pay and benefit limits under the tax rules. Our supplemental executive retirement plan provided a supplement to an executive’s pension benefit equal to the amount that the executive would have received but for the tax limitations. As of December 31, 2013, which was the end of the first quarter of our fiscal 2014, the plans were frozen and future retirement service benefits are no longer accrued under these plans.

The Retirement Accumulation Account (“RAA”) that was effective from January 1, 2010 to December 31, 2013, included the future retirement benefits of the active participants in our defined benefit pension plan, including the named executive officers, which were determined in accordance with a retirement accumulation formula. The participants received monthly credits equal to 6% of their eligible benefit earnings for each month, which amounts were credited with monthly interest equal to the 30-year Treasury rate that was reset annually. As a transition for older/longer-tenured employees, who may have had less time to adjust their retirement planning, including the named executive officers with age and years of service totaling at least 60 but not more than 74 as of December 31, 2009, such employees received an additional monthly credit equal to 2% of eligible benefit earnings for each month, and employees with age and years of service totaling 75 or more as of December 31, 2009, received an additional credit equal to 4% of their eligible benefit earnings for each month. These transition credits were available to eligible plan participants through 2013 (or, if earlier, their termination of employment with the Company).

The defined benefit pension plan has used the following other benefit calculation formulas, all of which have been frozen as of the end of calendar year 2009:

•	Final Average Pay (FAP). The traditional FAP benefit provides 1.5% of five-year average “annual earnings” multiplied by a participant’s years of service (to a maximum of 40 years), reduced by a Social Security offset.
•	Pension Equity (PEP) benefit formula. Under PEP, an executive is entitled to a benefit (payable in lump sum or as a monthly annuity) based on five-year average annual earnings, which were multiplied by “pension equity credits” earned with years of service. The benefit was subject to a three year vesting period. PEP was applied for all of our named executive officers.
•	PensionPlus Match Account (PPMA). The PPMA generally provided a 325% match under our defined benefit pension plan to those participants who made an after-tax contribution of 1% of their annual earnings to our 401(k) plan. To the extent an officer’s PPMA benefit was unavailable due to tax limits, the benefit was restored under our executive savings investment plan and not the supplemental executive retirement plan. The benefit was generally subject to a three-year vesting requirement. The PPMA benefit was eliminated for all employees as of the end of calendar year 2009.
•	Warner-Lambert Benefit. Executives who were participants in the Warner-Lambert Plan on March 28, 2003 have frozen benefits that were transferred to our retirement plan. This benefit applies to Mr. Robertson.

The RAA, PEP and PPMA all continue to receive interest credits from January 1, 2010 to the date the benefits commence.

We do not have specific policies with regard to granting extra years of credited service, but we generally have not granted such extra credited service. However, the change of control employment agreements, described under “Potential Payments Upon Termination or Change of Control” below, do provide, for purposes of determining the amounts to be paid under the defined benefit pension and supplemental executive retirement plans, that the officers’ respective years of service with us, and their respective ages, will be deemed increased by one to three additional years if they are involuntarily terminated at any time prior to the expiration of the protected period under the agreements.

PENSION BENEFITS TABLE

Name	Plan Name	Number of Years Credited Service (#)(1)	Present Value of Accumulated Benefit ($)(2)	Payments During Last Fiscal Year ($)
Mr. Hatfield	Edgewell Personal Care Company Defined Benefit Plan	28.08	$863,904	$0
	Edgewell Personal Care Company Supplemental Executive Retirement Plan	27.08	$1,994,864	$0
Ms. Sheldon	Edgewell Personal Care Company Defined Benefit Plan	27.33	$870,896	$0
	Edgewell Personal Care Company Supplemental Executive Retirement Plan	26.33	$480,723	$0
Mr. Conrad	Edgewell Personal Care Company Defined Benefit Plan	19.17	$638,725	$0
	Edgewell Personal Care Company Supplemental Executive Retirement Plan	18.17	$710,815	$0
Mr. Robertson	Edgewell Personal Care Company Defined Benefit Plan	25.42	$1,095,828	$0
	Edgewell Personal Care Company Supplemental Executive Retirement Plan	24.42	$351,391	$0
Mr. Shanbhag	Edgewell Personal Care Company Defined Benefit Plan	.25	$5,378	$0
	Edgewell Personal Care Company Supplemental Executive Retirement Plan	0	$0	$0

(1)	The number of years of credited service reflects years of actual service. For Messrs. Hatfield and Conrad and Ms. Sheldon, 14 of the years shown were with us and the remaining years were with Ralston Purina Company, our former parent. For Mr. Robertson, the number of years of credited service reflects 10 years with us and the remaining years with Warner-Lambert LLC.

(2)	Based on age, benefits are available without reduction. Assumptions utilized in the valuations are set forth in “Note 11. Retirement Plans” of the Notes to Consolidated Financial Statements of our Annual Report on Form 10-K for year ended September 30, 2016.

NON-QUALIFIED DEFERRED COMPENSATION

We have adopted several plans or arrangements that provide for the deferral of compensation on a basis that is not tax-qualified.

Deferred Compensation Plan

Under the terms of our deferred compensation plan, an unfunded, non-qualified plan, prior to January 1, 2013, executives could elect to have up to 100% of their annual cash bonus deferred until their retirement or other termination of employment, or for a shorter, three-year period (at the executive’s election, in advance). The amounts deferred under the terms of the plan are credited into a prime rate fund, which credits account balances at the prime rate quoted by The Wall Street Journal as of the first business day of the given quarter. For fiscal 2016, the rate credited under this fund was 3.5%. Interest equivalents are credited on a daily basis to the prime rate fund. Previously, executives could elect to also credit amounts under the plan to a Company common stock unit fund or Vanguard tracking funds. On November 16, 2014, the Vanguard tracking fund option was eliminated for all non-director participants, and on December 15, 2014, the Company common stock unit fund was eliminated.

Until January 2013, deferrals of cash bonuses into the Company common stock unit fund during each calendar year were increased by a 25% match from the Company (which vests three years from the date of crediting, provided the deferred bonus is kept in that fund for at least a year). Vesting will accelerate upon an executive’s retirement (which for purposes of this plan means the attainment of age 55 with ten years of service), death, permanent disability, involuntary termination, or a change in control of the Company (defined, for purposes of this plan, as the time when (i) an individual or group acquires more than 20% of our common stock, (ii) our continuing directors no longer constitute a majority of our Board, or (iii) a majority of the continuing directors approve a declaration that a change of control has occurred). Effective January 1, 2013, executives no longer have the opportunity to defer portions of their salary and bonus compensation under the Company’s deferred compensation plan, or to receive a Company match on the qualifying portion of the deferral.

Account balances for executives who were employed at our former parent, Ralston Purina Company (“Ralston”), prior to our spin-off in 2000, also generally include amounts credited during that prior employment. Ralston assigned liability for such amounts to us in the spin-off of our Company from Ralston. Long-term deferrals in the plan may be paid out in a lump sum in cash six months following termination, or in five or ten-year increments commencing the year following termination of employment.

Executive Savings Investment Plan

Under the terms of our executive savings investment plan, amounts that would be contributed, either by an executive or by the Company on the executive’s behalf, to our 401(k) plan but for tax limitations, are credited to the non-qualified executive savings investment plan. Under that plan, executives may elect to defer their contributions and Company contributions in the form of stock equivalents or in any of the measurement fund options which track the performance of the Vanguard investment funds offered under our 401(k) plan. Deferrals and vested Company contributions may be transferred to different investment options at the executive’s discretion. Deferrals in the executive savings investment plan, adjusted for the net investment return, are paid out in a lump sum payment, or in five or ten annual installments, following retirement or other termination of employment. The Company stock fund was eliminated from the executive savings investment plan on December 15, 2014.

NON-QUALIFIED DEFERRED COMPENSATION TABLE

Name	Plan	Executive Contributions in Last FY ($)(1)	Registrant Contributions in Last FY ($)(2)	Aggregate Earnings in Last FY ($)(3)	Aggregate Withdrawals/ Distributions ($)	Aggregate Balance at Last FYE ($)(5)

Mr. Hatfield	Deferred Compensation Plan	$0	$0	$319,845	$0	$9,624,899
	Executive S.I.P.	$87,102	$63,565	$165,077	$0	$1,336,483
	Deferred Vested Stock Equiv.(4)	$0	$0	($108,655)	$0	$4,345,781
	Total	$87,102	$63,565	$376,267	$0	$15,307,163

Ms. Sheldon	Deferred Compensation Plan	$0	$0	$132,941	$0	$4,000,234
	Executive S.I.P.	$72,773	$20,322	$60,337	$0	$563,148
	Deferred Vested Stock Equiv. (4)	$0	$0	$0	$0	$0
	Total	$72,773	$20,322	$193,278	$0	$4,563,382

Mr. Conrad	Deferred Compensation Plan	$0	$0	$240,521	$0	$7,237,462
	Executive S.I.P.	$44,496	$21,859	$63,627	$0	$672,567
	Deferred Vested Stock Equiv. (4)	$0	$0	($8,201)	$0	$329,995
	Total	$44,496	$21,859	$295,947	$0	$8,240,024

Mr. Robertson	Deferred Compensation Plan	$0	$0	$162,907	$0	$4,902,262
	Executive S.I.P.	$78,537	$20,617	$128,675	$0	$1,071,447
	Deferred Vested Stock Equiv. (4)	$0	$0	$0	$0	$0
	Total	$78,537	$20,617	$291,582	$0	$5,973,709

Mr. Shanbhag	Deferred Compensation Plan	$0	$0	$0	$0	$0
	Executive S.I.P.	$36,894	$13,525	$9,880	$0	$112,242
	Deferred Vested Stock Equiv. (4)	$0	$0	$0	$0	$0
	Total	$36,894	$13,525	$9,880	$0	$112,242

(1)	Since 2012, our officers have no longer been eligible to contribute to the deferred compensation plan. The officer contributions to our executive savings investment plan during fiscal 2016 consist of deferrals of salary earned with respect to fiscal 2016.

(2)	Our contributions to our executive savings investment plan consist of Company contributions which would have otherwise been contributed to the 401(k) plan but for limitations imposed by the IRS. These amounts, in their entirety, are included in the “All Other Compensation” column of the “Summary Compensation Table.”

(3)	Aggregate earnings/(losses) shown in this column consist of:
•	amounts credited to each executive under the investment options of each of the plans, reflecting actual earnings on investment funds offered under our 401(k) plan,
•	in the case of the prime rate option of our deferred compensation plan, the actual fund return rates,
•	the appreciation or depreciation in value of each of the investment options in the plans between October 1, 2015 and September 30, 2016, and
•	the appreciation or depreciation in value of vested restricted stock equivalents (see footnote 4 below).

The above-market portion of interest on the prime rate option (in excess of 120% of the APR) is set forth in the column titled “Change in Pension Value and Non-qualified Deferred Compensation Earnings” of the “Summary Compensation Table.”

(4)	The officers were previously allowed to defer conversion of the vesting restricted stock equivalents until their termination of employment from the Company. The total equivalents deferred prior to the change in policy for each officer is as follows:

•	Mr. Hatfield – 52,238 equivalents; and
•	Mr. Conrad – 3,943 equivalents.

The values shown are as of September 30, 2016.

(5)	Of the aggregate balances shown in this column, with respect to the deferred compensation plan, the following amounts were previously reported as compensation in the “Summary Compensation Table” of our proxy statements for previous annual meetings:

•	Mr. Hatfield - $2,765,914; and
•	Mr. Conrad - $494,167.

The balances in that plan for each of the officers also include amounts deferred by them, Company matching deferrals, and earnings thereon, in years in which they were not named executive officers and their compensation was not included in the “Summary Compensation Table,” and for Messrs. Hatfield and Conrad and Ms. Sheldon, include amounts deferred under the terms of the Ralston Purina Company deferred compensation plan, the liabilities of which were assumed by us at the time of our spin-off. The balances also reflect earnings and losses during the past fiscal year.

Of the aggregate balances shown in this column, with respect to our executive savings investment plan, the following amounts were previously reported as compensation in the “Summary Compensation Table” of our proxy statements for prior years:

•	Mr. Hatfield - $581,307;
•	Ms. Sheldon - $78,258;
•	Mr. Conrad - $133,048; and
•	Mr. Robertson - $173,682.

The balances in that plan for each of the officers also include amounts contributed by them, Company matching contributions, and earnings thereon, in years in which they were not named executive officers and their compensation was not included in the “Summary Compensation Table.” The balances also reflect earnings and losses during the past fiscal year.

Of the aggregate balances shown in this column with respect to the vested stock equivalents set forth in footnote (4) above, the following number of equivalents were previously reported as compensation in the “Summary Compensation Table” of our proxy statements for the years when the awards were granted (as adjusted in connection with the Separation as described in “Outstanding Equity Awards at Fiscal Year End”):

•	Mr. Hatfield – 44,328 equivalents; and
•	Mr. Conrad – 3,943 equivalents.

The balances for each of the officers also include vested but deferred equivalents granted in years in which they were not named executive officers and their compensation was not included in the “Summary Compensation Table.”

POTENTIAL PAYMENTS UPON TERMINATION OR CHANGE IN CONTROL

We have not entered into general employment agreements with any of our named executive officers. However, equity awards under our Second Amended and Restated 2009 Incentive Stock Plan and our deferred compensation plan provide for acceleration of vesting of certain awards in the event of certain terminations of employment. In September 2016, we instituted an executive severance plan in which our named executive officers and certain of our other key employees participate which provides benefits to participants in the event of an involuntary termination without cause or a voluntary termination as a result of good reason, as such terms are defined in the plan, including severance compensation, payment for accrued but unpaid paid time off and payments in respect of the monthly premium cost for group health plan benefits. In addition, we have entered into change of control employment agreements with our named executive officers and certain of our other key employees which provide for severance compensation, acceleration of vesting, tax reimbursement, where applicable, and continuation of benefits upon qualified termination of employment following a change of control.

The information below reflects the value of acceleration or incremental compensation which each officer would receive upon the termination of his or her employment or upon a change of control. Because the value of awards and incremental compensation depend on several factors, actual amounts can only be determined at the time of the event.

The information is based on the following assumptions:

•	the event of termination (death, permanent disability, involuntary termination or voluntary termination), or a change of control of the Company, occurred on September 30, 2016, the last day of our fiscal year;

•	the market value of our common stock on that date was $79.52 (the actual closing price on September 30, 2016);

•	each of the officers were terminated on that date; and

•	corporate and individual federal tax rates were 39.6%, Missouri state tax rate was 6%, Connecticut state tax rate was 6.7% and FICA was 2.35%.

The information does not reflect benefits that are provided under our plans or arrangements that do not discriminate in favor of executive officers and are available generally to all salaried employees—such as amounts accrued under our savings investment plan, accumulated and vested benefits under our retirement plans (including our supplemental executive retirement plan and executive savings investment plan), health, welfare and disability benefits, and accrued vacation pay.

The information below also does not include amounts under our deferred compensation plan or executive savings investment plan that would be paid, or vested stock equivalents that would be issued, all as described in the “Non-qualified Deferred Compensation Table,” except to the extent that an officer is entitled to an accelerated benefit as a result of the termination. Any acceleration of equity awards would also include acceleration of dividends payable with respect to such awards, if any.

Death, Permanent Disability or Termination of Employment (Other Than Under the Executive Severance Plan or Upon a Change of Control)

Upon an officer’s death, permanent disability, involuntary termination, voluntary termination and, in some cases, retirement, the following long-term incentive awards may provide for acceleration of vesting. Awards are accelerated on a pro rata basis for retirement after attainment of age 55 with 10 years of service if granted 12 or more months prior to retirement date. No awards are accelerated upon voluntary termination or involuntary termination.

Long-Term Incentive Award	Involuntary Termination or Voluntary Termination	Death	Permanent Disability	Retirement After Age 55 with 10 years of Service
Three-year restricted stock awards granted 11/6/13; Two-year restricted stock awards granted 11/13/14; Three-year restricted stock awards granted 7/8/15 and stock options granted 7/6/15; Three-year performance awards granted 11/6/13 and converted to restricted stock awards	Forfeited	Accelerated	Accelerated	Pro Rata Vesting

The value of awards which would be accelerated for our named executive officers upon death, permanent disability or retirement as of September 30, 2016 is shown in the following chart. The value of accelerated restricted stock equivalents reflects a stock price of $79.52 (the closing price of our common stock on September 30, 2016). Stock market changes since September 30, 2016 are not reflected in these valuations.

	Accelerated Restricted Stock Equivalents
Name	Death	Permanent Disability	Retirement After Age 55 with 10 years of Service
Mr. Hatfield	$3,549,180	$3,549,180	$2,456,752
Ms. Sheldon	$1,364,679	$1,364,679	$0
Mr. Conrad	$1,721,304	$1,721,304	$1,439,083
Mr. Robertson	$993,320	$993,320	$ 784,034
Mr. Shanbhag	$842,817	$842,817	$0

Upon termination of employment for any reason, vested account balances in our deferred compensation plan are paid out in cash to the participant in either a lump sum, or over a five or ten-year period, commencing six months from the date of termination.

In the event an officer’s employment is terminated due to permanent disability, he or she may also be entitled to benefits under our executive long-term disability plan, which pays a supplemental benefit equal to 66 2/3% of the amount by which the officer’s previous year’s salary and bonus exceeded $240,000. (Amounts below that figure are covered by our long-term disability plan, available generally to salaried U.S. employees.) As noted in the “Summary Compensation Table,” the Company pays the premiums for $40,000 of term life insurance for all U.S. employees, including the named executive officers.

Executive Severance Plan

Our executive severance plan provides benefits to a number of the Company’s executives, including the named executive officers (each an “Eligible Employee”), in the event of a qualifying termination (“Qualifying Termination”), which includes an involuntary termination without cause or a voluntary termination as a result of good reason. Under the plan:

“Cause” includes (i) the failure of an Eligible Employee to make a good faith effort to substantially perform his or her duties or Eligible Employee’s insubordination with respect to a specific directive; (ii) Eligible Employee’s dishonesty, negligence in the performance of his or her duties or engaging in willful misconduct, which in the case of any such negligence, has caused or is reasonably expected to result in direct or indirect material injury to the Company; (iii) breach by Eligible Employee of any material provision of any written agreement with the Company or material violation of any Company policy; or (iv) Eligible Employee’s commission of a crime that constitutes a felony or other crime of moral turpitude or fraud.

“Good reason” includes (i) a material diminution of an Eligible Employee’s base compensation or bonus opportunity; (ii) a material diminution of the Eligible Employee’s authority, duties, or responsibilities; or (iii) a change in the principal place of Eligible Employee’s employment to a location more than fifty miles distant from the Eligible Employee’s then current principal place of employment.

Post-termination benefits for each named executive officer under the plan consist of a lump sum payment equal to:

•	the officer’s annual base salary plus a severance bonus equal to the short-term incentive plan bonus for the officer for the most recently completed fiscal year, except in the case of the Chief Executive Officer (Mr. Hatfield) and the Chief Financial Officer (Ms. Sheldon), where such payment will be equal to 2 times (for Mr. Hatfield) and 1.5 times (for Ms. Sheldon) the sum of the annual base salary and severance bonus; and
•	the accrued but unpaid paid time off available to the officer; and
•	1.5 times the monthly premium cost for group health plan benefits for the officer multiplied by 12, except in the case of Mr. Hatfield and Ms. Sheldon, where the health costs will be multiplied by 24 and 18, respectively.

Such benefits are subject to reduction under certain circumstances, including to the extent necessary to avoid certain federal excise taxes. In addition, no benefits will be paid to the extent duplicative of benefits under a change of control or similar agreement with the Company.

The payment of benefits under the plan is conditioned upon, among other things, the officer executing a general release in favor of the Company, which shall include confidentiality, non-solicitation, non-disparagement and non-competition obligations of the officer in favor of the Company.

Estimated Payments and Benefits

Based on the assumptions set out above, the following sets forth estimated payments to our named executive officers upon a Qualifying Termination as of September 30, 2016 under the executive severance plan:

Name	Severance Salary Payment	Severance Bonus Payment	Health & Welfare Benefits	Accrued Paid Time Off	Total
Mr. Hatfield	$1,800,000	$1,103,416	$42,740	$26,827	$2,972,983
Ms. Sheldon	$787,500	$211,385	$10,848	$15,649	$1,025,382
Mr. Conrad	$390,002	$239,330	$23,195	$9,750	$662,277
Mr. Robertson	$418,729	$189,895	$25,726	$10,468	$644,818
Mr. Shanbhag	$400,000	$136,185	$20,544	$8,077	$564,806

Change of Control of the Company

Our change of control employment agreements with each of the named executive officers have a term of either two or three years from their effective date (which term is automatically extended every year beginning the first year for an additional year unless our Nominating and Executive Compensation Committee elects to terminate an agreement at least 90 days prior to renewal). Each of Messrs. Hatfield and Conrad have agreements with three year terms, while each of Ms. Sheldon, Messrs. Robertson and Shanbhag have agreements with two year terms. Each of these agreements provides that the officer will receive severance compensation in the event of his or her involuntary termination (including voluntary termination for good reason), other than for cause, within two years (for two year agreements) or three years (for three year agreements) following a change in control of the Company.

“Termination for cause” means a termination for willful breach of, or failure to perform, employment duties.

“Good reason” means, among other things, certain changes in the officer’s status or duties, failure to pay certain compensation or awards or benefits, relocation of his or her office, or improper termination.

“Change of control” includes, among other things, acquisition of specified amounts of shares by any person, certain changes in the composition of our incumbent Board of Directors, approval of business combinations under certain circumstances, or other matters approved by our Board.

Under the agreements, upon a change of control, each officer, even if not terminated, will receive a pro rata annual bonus (equal to the greater of either the target bonus for the year in which the change of control occurred, or the actual bonus for the preceding year) for the portion of the year occurring prior to a change of control.

The agreements also provide that upon a change of control, outstanding equity awards held by each officer will accelerate and vest in accordance with the terms of the awards, even if the awards have a higher threshold for a “change of control.” Our equity awards generally define a “change of control” as an acquisition of 50% or more of the outstanding shares of our common stock. All of our equity awards outstanding on September 30, 2016 provide that 100% of the unvested award will accelerate and vest upon a change of control.

If the officer is terminated within 24 months (for two year agreements) or 36 months (for three year agreements) of the change of control, the severance compensation payable under the agreements consists of:

•	a lump sum payment in an amount equal to two times (for two year agreements) or three times (for three year agreements) the officer’s annual base salary and target bonus (defined as the most recent five-year actual bonus percentages awarded under short-term incentive plans multiplied by the greater of base salary at either termination or change of control);
•	a pro rata portion of the officer’s target annual bonus for the year of termination;
•	lump-sum retirement plan payments representing the additional years of age and service credits equal to the severance period;
•	the continuation of other health, dental and welfare benefits for a period of two years (for two year agreements) or three years (for three year agreements) following the officer’s termination; and
•	Company match on retirement plan payments for the severance period.

No severance payments under the agreements would be made in the event that an officer’s termination is voluntary (other than for good reason), is due to death, disability or normal retirement, or is for cause. For a period of two years (for two year agreements) or three years (for three year agreements) following termination of employment, the officers are each bound by a covenant not to compete, a non-solicitation covenant, and a covenant of confidentiality.

For Messrs. Hatfield and Conrad, in the event that it is determined that a “golden parachute” excise tax is due under the IRC, we will, if total benefits payable to the officer are within 10% of the threshold for benefits at which the excise tax is triggered, reduce benefits to the point at which the tax will no longer be due, or, if total benefits are in excess of 10% of the threshold, reimburse the officer for the amount of such tax, including any excise or income taxes associated with such reimbursement. For Ms. Sheldon and Messrs. Robertson and Shanbhag, in the event that it is determined that a “golden parachute” excise tax is due under the IRC, we will reduce the aggregate amount of the payments payable to an amount such that no such excise tax will be paid if the resulting amount would be greater than the after-tax amount if the payments were not so reduced.

Payments of cash would be made in a lump sum no sooner than six months following termination of employment, and benefits would be provided for a two-year period (for two year agreements) or a three-year period (for three year agreements) following termination, or if such continuation of benefits would not be possible under our benefit programs, the value of such benefits would also be paid in lump sum no sooner than six months following termination.

Estimated Payments and Benefits

Based on the assumptions set out above, the following chart sets forth estimated payments to our named executive officers upon termination following a change of control. If a change of control occurs but their employment is not terminated, the agreements provide a more limited value, as shown in the second chart below. The value of accelerated restricted stock equivalents reflects a stock price of $79.52 (the closing price of our common stock on September 30, 2016). Stock market declines and vesting and forfeitures of unvested restricted stock equivalents since September 30, 2016 are not reflected in these valuations.

	Accelerated or Additional Benefits – Termination following Change of Control
Name	Cash Severance	Retirement Benefits	Restricted Stock Equivalents	Benefits	Excise Tax Gross-Up/ Reduction	Total
Mr. Hatfield	$6,270,264	$340,200	$3,549,180	$64,109	$0	$10,223,753
Ms. Sheldon	$1,965,846	$110,250	$1,364,679	$14,464	$0	$3,455,239
Mr. Conrad	$2,267,346	$115,830	$1,721,304	$69,586	$0	$4,174,066
Mr. Robertson	$1,687,999	$77,884	$993,320	$51,453	$0	$2,810,656
Mr. Shanbhag	$1,402,902	$72,000	$842,817	$41,087	($156,491) (1)	$2,202,315

(1)	It was determined that a “golden parachute” excise tax would be due under the IRC for Mr. Shanbhag and therefore we reduced the aggregate amount of the payments that would be payable to an amount such that no excise tax would be due.

For purposes of the calculation of the excise tax gross-up in these charts, the ascribed value of accelerated vesting is based on two assumptions:

•	Lapse-of-further-service portion is equal to the gain at the change of control date multiplied by 1% for each full month vesting is accelerated; and

•	Early receipt portion is equal to the difference between the gain at normal vesting and the present value of the gain at the time vesting is accelerated (present value based on 120% of the IRS Applicable Federal Rates, compounded semi-annually: 0.73% for short-term and 1.46% for mid-term, using September 1, 2016 rates).

	Accelerated Awards Upon a Change of Control (No Termination of Employment)
Name	Restricted Stock Equivalents	Excise Tax Gross-Up	Total
Mr. Hatfield	$3,549,180	$0	$3,549,180
Ms. Sheldon	$1,364,679	$0	$1,364,679
Mr. Conrad	$1,721,304	$0	$1,721,304
Mr. Robertson	$993,320	$0	$993,320
Mr. Shanbhag	$842,817	$0	$842,817

ITEM 3.  APPROVAL OF EXECUTIVE OFFICER BONUS PLAN

PERFORMANCE-BASED CRITERIA

In order to preserve the federal tax deductibility of certain performance-based cash bonus awards which may be paid in future years by the Company to its executive officers, you are asked to approve or re-affirm the performance-based criteria (the “Performance Criteria”) applicable to performance-based cash bonuses under the Company’s Amended and Restated Executive Officer Bonus Plan (“Bonus Plan”). Approval of the Performance Criteria by the Company’s shareholders is required under the terms of Section 162(m) of the IRC in order for cash bonuses payable thereunder to be considered “performance-based compensation.” A copy of the Bonus Plan is attached as Exhibit A to this Proxy Statement.

Background

Section 162(m) of the IRC denies an employer a deduction for compensation in excess of $1,000,000 paid to “covered employees” (generally, the chief executive officer and the three other most highly compensated employees (other than the chief financial officer) of a publicly-traded corporation). “Performance-based compensation” is not included when determining if the $1,000,000 limitation has been exceeded for a covered employee. The Section 162(m) regulations generally require that shareholders approve the material terms of compensation performance goals – which include:

•	The employees eligible to receive compensation,
•	A description of the business criteria upon which the performance goals are based, and
•	The maximum amount of compensation that may be paid to an employee during a specified period if the performance goal is achieved.

At its October 11, 2005 meeting, the Board’s Nominating and Executive Compensation Committee (the “Committee”) adopted the Bonus Plan, subject to shareholder approval, in order to qualify performance-related annual cash bonuses to the Executive Officers of the Company as performance-based compensation under Section 162(m) of the IRC. Shareholders of the Company approved the Bonus Plan at the 2006 annual meeting, and reaffirmed their approval of the then-current Performance Criteria at the 2011 annual meeting. The Committee approved the proposed Performance Criteria at its November 3, 2016 meeting, subject to shareholder approval at this annual meeting.

The Bonus Plan authorizes the Committee to administer the Plan, to name eligible participants, and to grant awards under the terms of the Plan. The Committee is composed entirely of individuals who qualify as “outside directors” for purposes of Section 162(m) of the IRC and “independent directors” for purposes of the NYSE Listing Standards.

Under the Bonus Plan, if the Committee grants awards which are subject to Performance Criteria, the performance objectives must be fixed not later than 90 days after the beginning of the performance period to which the objectives relate, and the Committee does not retain any discretion to adjust the objectives in any manner that could increase the amount payable under the awards. The Committee would, however, have authority to reduce the size of an award if it deemed a reduction appropriate for any reason. Before payments are made under the award, the Committee must certify in writing that the Performance Criteria have been achieved.

Employees Eligible to Receive Awards

Participants in the Bonus Plan must be executive officers of the Company, as designated by the Board. That group is currently comprised of the Company’s Chairman, President and Chief Executive Officer, David Hatfield; Chief Financial Officer, Sandra Sheldon; Chief Administrative Officer, Peter Conrad; Chief Marketing Officer, Wilbur A. Robertson; Chief Legal Officer, Chief Compliance Officer & Secretary, Manish Shanbhag; Chief Information Officer, Anthony Bender; Vice President, Controller and Chief Accounting Officer, Elizabeth Dreyer; and Vice President, Global Operations, Research, Development & Engineering, David VerNooy.

Award Limitations

Under the terms of the Bonus Plan, the maximum amount which may be paid to a participant as a single award, whether that award represents performance for a single Bonus Plan year or for multiple Bonus Plan years, is Five Million Dollars ($5,000,000). This limitation, however, represents only an absolute maximum, and the Committee is not required to grant awards of that size.

New Plan Benefits

In November 2016, subject to shareholder approval of the Performance Criteria used for awards under the Bonus Plan, the Committee approved “bonus targets,” defined as a percentage of the individual’s base salary, for the Company’s fiscal year 2017 annual cash bonus program. The bonus targets are: Mr. Hatfield – 110%; Ms. Sheldon – 75%; Mr. Conrad – 65%; Mr. Robertson – 55%; Mr. Shanbhag – 60%; and a range from 50% to 110% for the Company’s executive officers as a group. It is not currently possible to determine the dollar amounts that will be received by the named executive officers and other eligible participants under the Bonus Plan for fiscal 2017. In addition, all future awards under the Bonus Plan are within the sole discretion of the Committee, and accordingly, future benefits payable under the Plan to the named executive officers and other eligible participants are not currently determinable. As an illustration of the benefits which may be paid in the future under the terms of the Bonus Plan, the awards with respect to fiscal year 2016 under the Company’s annual cash bonus program for that period are set forth in this Proxy Statement in the “Summary Compensation Table” and the “Grants of Plan-Based Awards Table.”

Performance Criteria

The proposed Performance Criteria established by the Committee provide that Bonus Plan performance goals will be based upon one or more of the following:

a)	earnings per share;
b)	income or net income;
c)	return measures (including, but not limited to, return on assets, capital, equity or sales);
d)	cash flow return on investments which equals net cash flows divided by owner’s equity;
e)	controllable earnings (a division’s operating profit, excluding the amortization of goodwill and intangible assets, less a charge for interest cost for the average working capital investment by the division);
f)	operating earnings or net operating earnings;
g)	cost control;
h)	share price (including, but not limited to, growth measures);
i)	total shareholder return (stock price appreciation plus dividends);
j)	economic value added;
k)	EBITDA;
l)	operating margin;
m)	market share;
n)	sales, including total Company, divisional, or product line sales or net sales figures;
o)	cash flow from operations; and
p)	working capital.

Performance may be measured on an individual, corporate group, business unit, or consolidated basis and may be measured absolutely or relatively to the Company’s peers. In establishing performance goals, the Committee may account for:

•	the effects of acquisitions, divestitures, extraordinary dividends, stock split-ups, stock dividends or distributions, recapitalizations, warrants or rights issuances or combinations, exchanges or reclassifications with respect to any outstanding class or series of the Company’s common stock;
•	a corporate transaction, such as any merger of the Company with another corporation; any consolidation of the Company and another corporation into another corporation; any separation of the Company or its business units (including a spin-off or other distribution of stock or property by the Company);
•	any reorganization of the Company (whether or not such reorganization comes within the definition of such term in IRC Section 368), or any partial or complete liquidation by the Company, or sale of all or substantially all of the assets of the Company;
•	the impact of changes in tax rates or currency fluctuations, unusual or non-recurring accounting impacts or changes in accounting standards or treatments;
•	advertising or promotional spending or capital expenditures outside of annual business plans;
•	events such as plant closings, sales of facilities or operations, and business restructurings; or
•	unusual or extraordinary items.

The Performance Criteria may be applicable to the Company and/or any of its subsidiaries or individual business units and may differ from participant to participant.

Federal Income Tax Consequences

Assuming compliance with Section 162(m) of the IRC, the Company is entitled to a tax deduction at the time the participant realizes taxable income. Section 162(m) and the regulations adopted thereunder limit the deductibility of non-qualifying compensation in excess of $1,000,000 paid to covered employees. However, these regulations exempt qualifying performance-based compensation from the deduction limit if certain requirements are met. The Committee aims to maximize the tax deductibility of executive compensation without compromising the essential framework of the existing total compensation program; however, the Committee reserves the flexibility to approve compensation arrangements that are not fully deductible for federal income tax purposes if such action is, in the opinion of the Committee, appropriate to further the goals of the Company’s executive compensation program or otherwise is in the Company’s best interests.

Vote Required. The affirmative vote of a majority of the voting power represented in person or by proxy and entitled to vote is required for approval of the Performance-Based Criteria utilized for awards under the Bonus Plan.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR

THE APPROVAL OF THE PERFORMANCE-BASED CRITERIA.

ITEM 4. ADVISORY VOTE ON EXECUTIVE COMPENSATION

As required by Section 14A of the Exchange Act, we are asking our shareholders to provide non-binding advisory approval of the compensation of our named executive officers, as disclosed pursuant to the compensation disclosure rules of the SEC. We encourage shareholders to review the “Compensation Discussion and Analysis” for details regarding our executive compensation programs. Our 2016 shareholder advisory vote on executive compensation was approved by a significant majority of shareholders, with approximately 91% of the votes cast in favor of the advisory resolution at our 2016 Annual Meeting.

This vote is not intended to address any specific item of compensation, but rather the overall compensation of our named executive officers and the philosophy, policies and practices that we use. We believe that our executive compensation program was designed appropriately and is working to ensure management’s interests are aligned with our shareholders’ interests. Our compensation programs are designed to enable and reinforce our Company’s overall business strategy by aligning pay with achievement of short and long term financial and strategic objectives, while providing a competitive level of compensation which is needed to recruit, retain and motivate talented executives critical to our success. For a more detailed discussion of our fiscal 2016 compensation program, see “Executive Compensation – Compensation Discussion and Analysis.” In particular:

•	The Nominating and Executive Compensation Committee (“NECC”) established a short-term performance incentive plan for fiscal 2016 that provided an annual cash bonus upon satisfaction of performance targets measured under multiple metrics:

•	Adjusted earnings per share, to encourage the executives to deliver on bottom-line results;
•	Organic net sales growth, to reward top-line growth and strong operating performance; and
•	Adjusted net working capital as a percentage of sales, to encourage improved management of working capital.

•	During the 2016 fiscal year, as part of its consideration of the long-term performance incentive program for executive officers, the NECC determined not to grant any restricted stock equivalent or stock option awards to executive officers, as the NECC concluded that long-term performance incentive awards made to the executives in fiscal 2015 at the time of the Separation were sufficient to align the executives’ interests with those of the shareholders without the need for further awards.

•	The NECC adopted, in September 2016, an Executive Severance Plan for certain of our executives to provide benefits in the event of an involuntary termination without cause or a voluntary termination as a result of good reason. The NECC, after consultation with its compensation advisor, determined that such a plan is market practice at peer companies and is an important attraction and retention device that is in the Company’s best interest.

The Board believes the Company’s overall compensation process effectively implements its compensation philosophy and achieves its goals. Accordingly, the Board recommends a vote FOR the adoption of the following advisory resolution, which will be presented at the Annual Meeting:

RESOLVED, that the shareholders of Edgewell approve, on a non-binding advisory basis, the compensation of the named executive officers, as disclosed pursuant to the compensation disclosure rules of the SEC, including the Compensation Discussion and Analysis, the compensation tables and the accompanying footnotes and narratives.

Vote Required. The affirmative vote of a majority of the voting power represented in person or by proxy and entitled to vote is required for approval of the advisory vote on executive compensation.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR THE APPROVAL OF THE EXECUTIVE COMPENSATION OF OUR NAMED EXECUTIVE OFFICERS AS DESCRIBED IN THIS PROXY STATEMENT UNDER “EXECUTIVE COMPENSATION.”

STOCK OWNERSHIP INFORMATION

FIVE PERCENT OWNERS OF COMMON STOCK

The following table shows, as of September 30, 2016, the holdings of the Company’s common stock by any entity or person known to the Company to be the beneficial owner of more than 5% of the outstanding shares of the Company’s common stock.

Name and Address of Beneficial Owner	Amount and Nature of Beneficial Ownership	Percent of Class Outstanding (1)
BlackRock, Inc. 55 East 52nd Street, New York, NY 10055	7,348,894 (2)	12.7%
The Vanguard Group 100 Vanguard Blvd., Malvern, PA 19355	4,295,954 (3)	7.4%
GAMCO Investors, Inc. One Corporate Center, Rye, New York 10580-1435	2,989,908 (4)	5.2%

(1)	On September 30, 2016, there were 57,914,448 shares of the Company’s common stock outstanding.

(2)	As reported in a statement on Schedule 13G/A filed with the SEC on February 10, 2016, BlackRock, Inc. and related entities reported, as of January 31, 2016, sole voting power over 6,919,323 shares and sole dispositive power over 7,348,894 shares.

(3)	As reported in a statement on Schedule 13G/A filed with the SEC on February 11, 2016, The Vanguard Group and related entities reported, as of December 31, 2015, sole voting power over 59,423 shares, shared voting power over 5,800 shares, sole dispositive power over 4,232,276 shares and shared dispositive power over 63,678 shares. Vanguard Fiduciary Trust Company, a wholly-owned subsidiary of The Vanguard Group, Inc., is the beneficial owner of 40,078 shares of Common Stock as a result of its serving as investment manager of collective trust accounts. Vanguard Investments Australia, Ltd., a wholly-owned subsidiary of The Vanguard Group, Inc., is the beneficial owner of 42,945 shares of Common Stock as a result of its serving as investment manager of Australian investment offerings.

(4)	As reported in a statement on Schedule 13D filed with the SEC on May 25, 2016, GAMCO Investors, Inc. and Mario J. Gabelli reported, as of May 20, 2016, shared voting and dispositive power over 2,989,908 shares of Common Stock. Gabelli Funds, LLC, a wholly-owned subsidiary of GAMCO Investors, Inc., is the beneficial owner of 1,270,400 shares of Common Stock with sole voting and dispositive power over those shares. GAMCO Asset Management Inc., a wholly-owned subsidiary of GAMCO Investors, Inc., is the beneficial owner of 1,711,078 shares of Common Stock with sole voting power over 1,625,778 shares and sole dispositive power over 1,711,078 shares. Gabelli Securities, Inc., a wholly-owned subsidiary of GAMCO Investors, Inc., is the beneficial owner of 500 shares of Common Stock with sole voting and dispositive power over those shares. GGCP, Inc., a wholly-owned subsidiary of GAMCO Investors, Inc., is the beneficial owner of 2,800 shares of Common Stock with sole voting and dispositive power over those shares. GAMCO Investors, Inc. is the beneficial owner of 430 shares of Common Stock with sole voting and dispositive power over those shares. Mario J. Gabelli is the beneficial owner of 4,700 shares of Common Stock with sole voting and dispositive power over those shares.

OWNERSHIP BY DIRECTORS AND EXECUTIVE OFFICERS

The table below contains information regarding beneficial common stock ownership by directors and executive officers as of November 28, 2016. It does not reflect any changes in ownership that may have occurred after that date. In general, “beneficial ownership” includes those shares a director or executive officer has the power to vote or transfer, as well as shares owned by immediate family members that reside with the director or officer. Unless otherwise indicated, directors and executive officers named in the table below have sole voting and investment power with respect to the shares set forth in the table and none of the stock included in the table is pledged. The table also indicates shares that may be obtained within 60 days upon the exercise of options, or upon the conversion of vested stock equivalents into shares of common stock.

Directors and Executive Officers	Shares Beneficially Owned	% of Shares Outstanding (1) (*denotes less than 1%)
Daniel J. Heinrich (2)	9,548	*
Carla C. Hendra (3)	0	*
R. David Hoover (4)	48,169	*
John C. Hunter, III (5)	22,213	*
James C. Johnson (6)	3,060	*
Elizabeth Valk Long (7)	0	*
Rakesh Sachdev (8)	0	*
David P. Hatfield (9)	135,213	*
Sandra J. Sheldon (10)	30,828	*
Peter J. Conrad (11)	27,422	*
Wilbur A. Robertson (12)	28,239	*
Manish R. Shanbhag (13)	12,494	*
All Executive Officers and Directors as a Group (15 persons)	366,793	*

(1)	The number of shares outstanding for purposes of this calculation was the number outstanding as of November 28, 2016 plus the number of shares which could be acquired upon the exercise of vested options, or options that vest within 60 days of that date, by all officers and directors, the conversion of vested stock equivalents as well as equivalents that vest within 60 days of that date and the number of stock equivalents held in the deferred compensation plan.
(2)	For Mr. Heinrich: includes (i) 2,030 shares owned by Mr. Heinrich; (ii) 4,409 vested restricted stock equivalents deferred until retirement from the Board; and (iii) 3,109 units held in the Deferred Compensation Plan. Does not include 2,002 unvested restricted stock equivalents.
(3)	For Ms. Hendra: does not include 2,992 unvested restricted stock equivalents.
(4)	For Mr. Hoover: includes (i) 6,883 shares owned by Mr. Hoover; (ii) 10,000 vested restricted stock equivalents deferred until retirement from the Board; and (iii) 31,286 units held in the Deferred Compensation Plan. Does not include 2,002 unvested restricted stock equivalents.
(5)	For Mr. Hunter: includes (i) 4,049 shares owned by Mr. Hunter; (ii) 1,378 vested restricted stock equivalents deferred until retirement from the Board; and (iii) 16,786 units held in the Deferred Compensation Plan. Does not include 2,002 unvested restricted stock equivalents.
(6)	For Mr. Johnson: includes (i) 2,892 vested restricted stock equivalents deferred until retirement from the Board; and (ii) 168 units held in the Deferred Compensation Plan. Does not include 2,002 unvested restricted stock equivalents.
(7)	For Ms. Long: does not include 1,840 unvested restricted stock equivalents.
(8)	For Mr. Sachdev: does not include 2,992 unvested restricted stock equivalents.

(9)	For Mr. Hatfield: includes (i) 41,265 shares owned by Mr. Hatfield; (ii) 52,238 vested restricted stock equivalents deferred until retirement; and (iii) 41,710 vested but unexercised stock options. Does not include 37,404 unvested restricted stock equivalents, 20,081 unvested performance stock equivalents, or 133,521 unvested stock options.
(10)	For Ms. Sheldon: includes (i) 15,766 shares owned by Ms. Sheldon; and (ii) 15,062 vested but unexercised stock options. Does not include 13,314 unvested restricted stock equivalents, 6,962 unvested performance stock equivalents, or 47,492 unvested stock options.
(11)	For Mr. Conrad: includes (i) 10,263 shares owned by Mr. Conrad; (ii) 3,943 vested restricted stock equivalents deferred until retirement; (iii) 5,105 shares held indirectly in an irrevocable family trust with Mr. Conrad’s spouse as trustee; and (iv) 8,111 vested but unexercised stock options. Does not include 6,812 unvested restricted stock equivalents, 3,213 unvested performance stock equivalents, or 24,237 unvested stock options.
(12)	For Mr. Robertson: includes (i) 21,287 shares owned by Mr. Robertson; and (ii) 6,952 vested but unexercised stock options. Does not include 6,145 unvested restricted stock equivalents, 3,213 unvested performance stock equivalents, or 21,920 unvested stock options.
(13)	For Mr. Shanbhag: includes (i) 5,542 shares owned by Mr. Shanbhag; and (ii) 6,952 vested but unexercised stock options. Does not include 6,591 unvested restricted stock equivalents, 3,884 unvested performance stock equivalents, or 23,588 unvested stock options.

ADDITIONAL INFORMATION

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

Our Board of Directors has adopted a written policy regarding the review and approval or ratification of transactions involving the Company and our directors, nominees for directors, executive officers, immediate family members of these individuals, and shareholders owning 5% or more of our outstanding common stock, each of whom is referred to as a related party. The policy covers any related party transaction, arrangement or relationship where a related party has a direct or indirect material interest and the amount involved exceeds $100,000 in any calendar year. Under the policy, the Audit Committee of the Board is responsible for reviewing and approving, or ratifying, the material terms of any related party transactions. The committee is charged with determining whether the terms of the transaction are any less favorable than those generally available from unaffiliated third parties, and determining the extent of the related party’s interest in the transaction.

In adopting the policy, the Board reviewed certain types of related party transactions described below and determined that they should be deemed to be pre-approved, even if the aggregate amount involved might exceed $100,000:

•	Officer or director compensation which would be required to be disclosed under Item 402 of the SEC’s compensation disclosure requirements, and expense reimbursements to these individuals in accordance with our policy;

•	Transactions with another company at which a related party serves as an employee, director, or holder of less than 10% of that company’s outstanding stock, if the aggregate amount involved does not exceed the greater of $1 million or 2% of that company’s consolidated gross revenues;

•	Charitable contributions to a charitable trust or organization for which a related party serves as an employee, officer or director, if the annual contributions by us do not exceed the greater of $100,000 or 2% of the organization’s total annual receipts;

•	Transactions in which all of our shareholders receive proportional benefits, the rates or charges involved are determined by competitive bids, the transaction involves obtaining services from a regulated entity at rates fixed by law, or the transaction involves bank services as a depositary of funds, transfer agent or registrar, or similar services; and

•	Transactions related to our joint ownership of corporate aircraft, including reimbursement of expenses associated with ownership or use of the aircraft, provided that the terms of ownership and reimbursement were previously approved by our Board of Directors.

Our legal department is primarily responsible for the development and implementation of processes and procedures to obtain information from our directors and executive officers with respect to related party transactions.

During fiscal 2016, there were no transactions with executive officers, directors or their immediate family members which were in an amount in excess of $100,000, and in which any such person had a direct or indirect material interest.

OTHER BUSINESS

The Board knows of no business which will be presented at the 2017 Annual Meeting other than that described above. Our bylaws provide that shareholders may nominate candidates for directors or present a proposal or bring other business before an annual meeting only if they give timely written notice of the nomination or the matter to be brought not less than 90 nor more than 120 days prior to the first anniversary of the prior year’s meeting, as described under “Shareholder Proposals for 2018 Annual Meeting.”

DELIVERY OF DOCUMENTS

Householding of Annual Meeting Materials. The SEC has approved a rule permitting the delivery of a single Notice Regarding the Availability of Proxy Materials, and set of Annual Reports and Proxy Statements (if paper copies of such documents have been delivered or requested), to any household at which two or more shareholders reside, unless we have received contrary instructions from one or more of the shareholders residing in such household. Each shareholder will continue to receive a separate proxy card. This procedure, referred to as “householding,” reduces the volume of duplicate information you receive, as well as our expenses. In order to take advantage of this opportunity, we will deliver only one copy of the Notice Regarding the Availability of Proxy Materials, and this Proxy Statement and related Annual Report (if paper copies of such documents have been delivered or requested), to multiple shareholders who share an address, unless we receive contrary instructions from the impacted shareholders prior to the mailing date. If you prefer to receive separate copies of our Notice Regarding the Availability of Proxy Materials, our Proxy Statement or Annual Report, either now or in the future, we will promptly deliver, upon your written or oral request submitted as set forth below, a separate copy of the Notice Regarding the Availability of Proxy Materials, Proxy Statement or Annual Report, as applicable and as requested, to any shareholder at your address to which a single copy was delivered. If you and other shareholders in your household are currently receiving multiple copies of the Notice Regarding the Availability of Proxy Materials, and this Proxy Statement and our Annual Report (if paper copies of such documents have been delivered or requested), and would like only one copy to be sent to your household, upon your written or oral request, we will discontinue delivering multiple copies of such document(s) to your household and only deliver one copy. Notice should be given to the Corporate Secretary, Edgewell Personal Care Company, 1350 Timberlake Manor Parkway, Chesterfield, Missouri 63017, Telephone No. (314) 594-1900.

SHAREHOLDER PROPOSALS FOR 2018 ANNUAL MEETING

Any proposals to be presented at the 2018 Annual Meeting of Shareholders, which is expected to be held on January 26, 2018, must be received by the Company, directed to the attention of the Secretary, no later than August 18, 2017 in order to be included in the Company’s Proxy Statement and form of proxy for that meeting under Rule 14a-8 of the Exchange Act. Upon receipt of any proposal, the Company will determine whether or not to include the proposal in the Proxy Statement and proxy card in accordance with regulations governing the solicitation of proxies. The proposal must comply in all respects with the rules and regulations of the SEC and our bylaws.

In order for a shareholder to nominate a candidate for director under our bylaws, timely notice of the nomination must be received by us in advance of the meeting. Ordinarily, such notice must be received not less than 90, nor more than 120 days before the first anniversary of the prior year’s meeting. For the 2018 Annual Meeting, the notice would have to be received between September 29, 2017 and October 29, 2017. However, in the event that (i) no annual meeting is held in 2017, or (ii) the date of the 2018 Annual Meeting is more than 30 days before or more than 60 days after the first anniversary of the 2017 Annual Meeting, notice must be received no earlier than the 120th day prior to the date of the 2018 Annual Meeting and not later than the close of business on the later of the 90th day prior to the date of 2018 Annual Meeting, or the seventh day following the day on which notice of the date of the meeting was mailed or on which public notice of the meeting was given. The notice of nomination must include, as to each person whom the shareholder proposes to nominate for election, information required by our bylaws, including:

•	the nominee’s name, age, business and residential address;
•	the nominee’s principal occupation for the previous five years;
•	the nominee’s consent to being named as a nominee and to serving on the Board;

•	the nominee’s “disclosable interests” as of the date of the notice (which information shall be supplemented by such person, if any, not later than ten days after the record date of the Annual Meeting to disclose such ownership as of the record date), which includes:

○	shares of common stock; options, warrants, convertible securities, stock appreciation rights, or similar rights with respect to our common stock; any proxy, contract, arrangement, understanding, or relationship conveying a right to vote common stock;
○	any short interest with respect to common stock;
○	any derivative instruments held by a partnership in which the nominee has a partnership interest;
○	rights to any performance-related fee based on any increase or decrease in the value of common stock or any related derivative instrument; and

•	a description of all monetary or other material agreements, arrangements or understandings between the nominating shareholder and the nominee during the prior three years.

In addition, the nominating shareholder must provide their name and address and disclosable interests (as such term is described above). The shareholder must be present at the Annual Meeting of Shareholders at which the nomination is to be considered, and must provide a completed questionnaire regarding the nominee’s background and qualification and compliance with our corporate governance, conflict of interest, and other pertinent policies and guidelines. To assist in the evaluation of shareholder-recommended candidates, the Nominating and Executive Compensation Committee may request that the shareholder provide certain additional information required to be disclosed in the Company’s proxy statement under Regulation 14A of the Exchange Act. The shareholder nominating the candidate must also include his or her name and address, and the number of shares of common stock beneficially owned.

In order for a shareholder to bring other business before a shareholder meeting, timely notice must be received by the Company during the same period as director nominations described above. Such notice must include a description of the proposed business and the reasons for the proposal, the name and address of the shareholder making the proposal, any financial or other interests of the shareholder in the proposal made, and the shareholder’s disclosable interests. These requirements are separate from the requirements a shareholder must meet to have a proposal included in the Company’s Proxy Statement.

In each case, the notice must be given to the Secretary of the Company, whose address is 1350 Timberlake Manor Parkway, Chesterfield, Missouri 63017. A copy of our bylaws will be provided without charge upon written request to the Secretary.

By order of the Board of Directors,

Manish R. Shanbhag

Chief Legal Officer,

Chief Compliance Officer and Secretary

December 16, 2016

EXHIBIT A

EDGEWELL PERSONAL CARE COMPANY

AMENDED AND RESTATED EXECUTIVE OFFICER BONUS PLAN

SECTION 1

ESTABLISHMENT AND PURPOSE

1.1            Purpose. Edgewell Personal Care Company (the “Company”) hereby establishes the Edgewell Personal Care Company Executive Officer Bonus Plan (the “Plan”). The Plan is intended to (i) motivate and reward a greater degree of excellence and teamwork among the senior officers of the Company by providing incentive compensation award opportunities; (ii) provide attractive and competitive total cash compensation opportunities for exceptional corporate, business unit and personal performance; (iii) reinforce the communication and achievement of the mission, objectives and goals of the Company; and (iv) enhance the Company’s ability to attract, retain and motivate the highest caliber senior officers. Awards under the Plan which are based upon attainment of Performance Goals are intended to qualify as performance-based compensation under Section 162(m) of the Code.

1.2            Effective Date. Contingent upon shareholder approval of appropriate performance criteria at the Company’s 2006 Annual Meeting of Shareholders, the Plan shall become effective October 1, 2006 and shall continue in effect until terminated by the Board in accordance with Section 7.4. As long as the Plan remains in effect, performance criteria shall be resubmitted to shareholders as necessary to enable Awards under the Plan which are based upon attainment of Performance Goals to continue to qualify as performance-based compensation under Section 162(m) of the Code.

SECTION 2

DEFINITIONS

The following words and phrases shall have the following meanings unless a different meaning is plainly required by the context:

2.1            “Award” means any cash bonus granted under the terms of the Plan. An Award may be expressed as a percentage of an Executive Officer’s Base Salary or a specific dollar amount, as determined by the Committee for each Participant for any Plan Year, or for multiple Plan Years.

2.2            “Base Salary” means as to any Plan Year, 100% of the Participant’s annualized salary rate on the last day of the Plan Year. Such Base Salary shall be before both (a) deductions for taxes or benefits, and (b) deferrals of compensation pursuant to Company-sponsored plans.

2.3            “Board” means the Company’s Board of Directors.

2.4            “Code” means the Internal Revenue Code of 1986, as amended. Reference to a specific Section of the Code shall include such Section, any valid regulation promulgated thereunder, and any comparable provision of any future legislation or regulation amending, supplementing or superseding such Section or regulation.

2.5            “Committee” means the Nominating and Executive Compensation Committee of the Board, or any successor committee the Board may designate to administer the Plan. Each member of the Committee shall be (i) an “outside director’’ within the meaning of Section 162(m) of the Code, subject to any transitional rules applicable to the definition of outside director, and (ii) an “independent” director, as defined under the Company’s Corporate Governance Principles and the listing standards of the New York Stock Exchange.

2.6            “Company” means Edgewell Personal Care Company, a Missouri corporation.

2.7            “Determination Date” means as to any Plan Year, (a) the first day of the Plan Year, or (b) any date on or before the 90th day of the Plan Year.

2.8            “Executive Officer” means any individual with the title of Chief Executive Officer, Chief Financial Officer, or President of the Company, and any other individual designated as an Executive Officer of the Company by the Board.

2.9            “Maximum Award” means the maximum amount which may be paid to a Participant as a single Award, whether that Award represents performance for a single Plan Year or for multiple Plan Years. The size of the Maximum Award is five million dollars ($5,000,000).

2.10            “Participant” means as to any Plan Year (or series of Plan Years), an Executive Officer who has been selected by the Committee for participation in the Plan for that Plan Year (or series of Plan Years).

2.11            “Performance Goals” means performance goals established by the Committee with respect to any Potential Award, which goals must be based upon one or more performance-based criteria approved by the shareholders of the Company in accordance with the requirements of Section 162(m) of the Code.

2.12            “Plan Year” means the fiscal year of the Company beginning October 1, 2006, and each succeeding fiscal year of the Company.

2.13            “Potential Award” means an Award which is potentially payable to a Participant, the terms of which are established by the Committee as of the Determination Date for a Plan Year. The terms of a Potential Award can relate to that Plan Year, or a series of Plan Years, and can be exclusively performance-based, with Performance Goals, or can involve a combination of performance-based criteria and individual performance assessments, as the Committee, in its sole discretion, may determine. The Committee shall have the power to impose any restrictions on Potential Awards subject to this Plan as it may deem necessary or appropriate to ensure that an Award under this Plan, to the extent applicable, satisfies all the requirements for “performance-based compensation” within the meaning of Section 162(m) of the Code, the regulations thereunder, and any successors thereto.

SECTION 3

SELECTION OF PARTICIPANTS AND DETERMINATION OF AWARDS

3.1            Selection of Participants. On or prior to the Determination Date, the Committee, in its sole discretion, shall select the Executive Officers who shall be Participants for the Plan Year. In selecting Participants, the Committee shall choose officers who are likely to have a significant impact on the performance of the Company. Participation in the Plan is in the sole discretion of the Committee, and on a Plan Year by Plan Year basis. Accordingly, an Executive Officer who is a Participant for a given Plan Year in no way is guaranteed or assured of being selected for participation in any subsequent Plan Year or Years.

3.2            Determination of Performance Goals and Potential Awards. On or prior to the Determination Date, the Committee, in its sole discretion, shall establish the terms of the Potential Award for each Participant for the Plan Year, or for multiple Plan Years, commencing on the first day of such Plan Year or multiple Plan Years, and any Performance Goals applicable to all, or a portion of, the Potential Award. To the extent that all, or a portion, of the Participant’s Potential Award is performance-based, such Potential Award shall be contingent upon the attainment of the Participant’s Performance Goals. The Committee may elect to establish alternative payment formulae for the Potential Awards based upon the attainment of alternative Performance Goals for the Plan Year (or Years), and may also elect to establish Potential Awards on a multiple year basis, contingent upon attainment of Performance Goals over multiple years. Each Participant’s Performance Goals and Potential Award shall be set forth in writing and presented to the Participant. The outcome of any Performance Goal must be substantially uncertain at the time it is established by the Committee.

3.3            Determination of Awards. After the end of each Plan Year, the Committee shall certify in writing the extent to which the Performance Goals applicable to each Participant for that Plan Year (or series of Plan Years ending with that Year) were achieved or exceeded. For this purpose, approved minutes of a meeting of the Committee shall be treated as written certification. The Committee shall also determine if the criteria for any non-performance-based Potential Awards have been attained. If applicable Performance Goals and other criteria were attained, the Committee shall determine Awards payable to each Participant in accordance with the terms of their Potential Awards. Notwithstanding any contrary provision of the Plan or the terms of the Potential Award, (a) the Committee, in its sole discretion, may eliminate or reduce the Award payable to any Participant below that which otherwise would be payable under the terms of the Potential Award, (b) if a Participant terminates employment with the Company prior to the end of a Plan Year (or series of Plan Years) for which a Potential Award has been established, the Committee may, in its sole discretion, grant an Award proportionately based on the date of termination, provided that applicable Performance Goals for that Plan Year (or Plan Years) are attained, and (c) the

Committee may not adjust upwards the amount of an Award nor may it waive the attainment of Performance Goals for the applicable Plan Year or Plan Years.

SECTION 4

PAYMENT OF AWARDS

4.1            Right to Receive Payment. Each Award that may become payable under the Plan shall be paid solely from the general assets of the Company. Nothing in this Plan shall be construed to create a trust or to establish or evidence any Participant’s claim of any right other than as an unsecured general creditor with respect to any payment to which he or she may be entitled. No Participant or other person shall have any rights with respect to the Plan, or to any Potential Award prior to the completion of the Plan Year (or series of Plan Years) with respect to such Award, and the Committee’s certification as to the attainment of any Performance Goals applicable thereto. Notwithstanding anything to the contrary set forth in the Plan, the Committee, in its sole discretion, may eliminate or reduce an Award payable to any Participant below that which otherwise would be payable under the terms of the Participant’s Potential Award.

4.2            Timing of Payment. Payment of each Award shall be made no sooner than the date the Committee certifies that applicable Performance Goals for a Plan Year (or Plan Years) have been attained and no later than March 15 of the year following the Plan Year (or series of Plan Years) during which the Award was earned. Under no circumstances may payment of any Award, including the Awards described in Sections 3.3(b) and 6.2 of this Bonus Plan, be accelerated to an earlier date.

4.3            Form of Payment. Each Award shall be paid in cash (or its equivalent) in a single lump sum.

4.4            Deferral of Awards. The Committee may permit Participants the opportunity to elect to defer receipt of Awards under the terms of the Company’s Deferred Compensation Plan.

SECTION 5

ADMINISTRATION

5.1            Grant of Awards. The Committee shall determine (i) those Executive Officers eligible to be Participants, (ii) the amount, type (whether performance-based or non-performance-based) and terms of each Potential Award, and (iii) the amount of each Award, subject to the provisions of the Plan. Awards granted under the Plan shall be evidenced to the extent, and in the manner, if any, prescribed by the Committee from time to time in accordance with the terms of the Plan. In making any determinations under the Plan, including certifications as to attainment of Performance Goals, the Committee shall be entitled to rely on reports, opinions or statements of officers or employees of the Company, as well as those of counsel, public accountants and other professional or expert persons. All determinations, interpretations and other decisions under or with respect to the Plan or any Award by the Committee shall be final, conclusive and binding upon all parties, including without limitation, the Company, any Executive Officer, and any other person with rights to any Award under the Plan, and no member of the Committee shall be subject to individual liability with respect to the Plan or any Awards thereunder.

5.2            Committee Authority. The Committee shall have sole authority to administer the Plan and, in connection therewith, it shall have full power to (i) construe and interpret the Plan consistent with the qualification of Awards under the Plan as performance-based compensation under Section 162(m) of the Code, (ii) establish rules and regulations in connection with the administration of the Plan, and (iii) perform all other acts it believes reasonable and proper, including the power to delegate responsibility to others to assist it in administering the Plan.

SECTION 6

BENEFICIARY DESIGNATION; DEATH OF AWARDEE

6.1.            Designation of Beneficiary. A Participant may file with the Committee a written designation of a beneficiary or beneficiaries (subject to such limitations as to the classes and number of beneficiaries and contingent beneficiaries as the Committee may from time to time prescribe) to receive, in the event of the death of the Participant, an Award. The Committee reserves the right to review and approve beneficiary designations. A Participant may from time to time revoke or change any such designation or beneficiary and any designation of beneficiary under the Plan shall be controlling over any other disposition, testamentary or otherwise. However, if the Committee shall be in doubt as to the right of any such beneficiary to receive any Award, the Committee may determine to recognize only a right to receipt by the legal representative of the Participant, in which case the Company, the Committee and the members thereof shall not be under any further liability to anyone.

6.2            Payment of Award. Upon the death of a Participant, any Award payable to that Participant shall be determined by the Committee in its sole discretion, in light of the attainment of applicable Performance Goals, and the Company shall make payment of such Award to the Participant’s designated beneficiary or personal representative or the person or persons entitled thereto by will or in accordance with the laws of descent and distribution.

SECTION 7

OTHER GOVERNING PROVISIONS

7.1            Transferability. Except as otherwise provided herein, no Award shall be transferable other than by beneficiary designation, will or the laws of descent and distribution, and any right with respect to an Award may be exercised during the lifetime of the Participant receiving such Award only by such Participant or by his/her guardian or legal representative.

7.2.            Reservation of Rights of Company. Neither the establishment of the Plan or any Potential Award, nor the granting of an Award, shall confer upon any Executive Officer any right to continue in the employ of the Company or any Affiliate or interfere in any way with the right of the Company or any Affiliate to terminate such employment at any time. The Company expressly reserves the right, which may be exercised at any time during a Plan Year, to terminate any individual’s employment without cause and without regard to the effect such termination might have upon the Participant’s receipt of an Award under the Plan.

7.3            Withholding of Taxes. The Company shall deduct from any payment, or otherwise collect from the recipient, any taxes required to be withheld by federal, state or local governments in connection with any Award.

7.4            Amendment and Termination of Plan. The Board may amend or terminate the Plan at any time and for any reason; provided, however, that if and to the extent required to ensure the qualification under Section 162(m) of the Code, of Awards granted under the Plan, any such amendment shall be subject to shareholder approval.

7.5            Construction of Plan. The place of administration of the Plan shall be in the State of Missouri and the validity, construction, interpretation, administration and effect of the Plan and of its rules and regulations, and rights relating to the Plan, shall be determined solely in accordance with the laws of the State of Missouri, without giving regard to the conflict of laws provisions thereof.

7.6            Unfunded Nature of Plan. The Plan shall be unfunded, and the Company shall not be required to segregate any assets which may at any time be awarded under the Plan. Any liability of the Company to any person with respect to any Award under the Plan shall be based solely upon any contractual obligations which may be created by the terms of the Plan or any agreement with respect to an Award entered into pursuant to the Plan. No such obligation of the Company shall be deemed to be secured by any pledge of, or other encumbrance on, any property of the Company.

7.7            Successors. All obligations of the Company under the Plan, with respect to any Awards granted hereunder, shall be binding on any successor to the Company, whether the existence of such successor is the result of a direct or indirect purchase, merger, consolidation or otherwise, of all or substantially all of the business and/or assets of the Company.

7.8            Severability. In the event any provision of the Plan shall be held illegal or invalid for any reason, the illegality or invalidity will not affect the remaining parts of the Plan and the Plan will be construed and enforced as if the illegal or invalid provision had not been included.

7.9            Expenses of Plan. The expenses of administering the Plan will be borne by the Company.

Edgewell Personal Care Company

1350 Timberlake Manor Parkway

Chesterfield, MO 63017

Tel: 314-594-1900

www.edgewell.com

©2016 Edgewell

EDGEWELL PERSONAL CARE COMPANY

1350 TIMBERLAKE MANOR PARKWAY

CHESTERFIELD, MO 63017

VOTE BY INTERNET - www.proxyvote.com

Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 P.M. Eastern Time on January 26, 2017. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form.

ELECTRONIC DELIVERY OF FUTURE PROXY MATERIALS

If you would like to reduce the costs incurred by our company in mailing proxy materials, you can consent to receiving all future proxy statements, proxy cards and annual reports electronically via e-mail or the Internet. To sign up for electronic delivery, please follow the instructions above to vote using the Internet and, when prompted, indicate that you agree to receive or access proxy materials electronically in future years.

VOTE BY PHONE - 1-800-690-6903

Use any touch-tone telephone to transmit your voting instructions up until 11:59 P.M. Eastern Time on January 26, 2017. Have your proxy card in hand when you call and then follow the instructions.

VOTE BY MAIL

Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:
E15423-P84186 KEEP THIS PORTION FOR YOUR RECORDS
THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED. DETACH AND RETURN THIS PORTION ONLY

EDGEWELL PERSONAL CARE COMPANY

THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR”
EACH ITEM:

1.	Election of Directors

	Nominees:	For	Against	Abstain

	1a. David P. Hatfield	☐	☐	☐			For	Against	Abstain

	1b. Daniel J. Heinrich	☐	☐	☐	2.	Ratification of appointment of PricewaterhouseCoopers LLP as the independent registered public accounting firm for 2017.	☐	☐	☐
	1c. Carla C. Hendra	☐	☐	☐

	1d. R. David Hoover	☐	☐	☐	3.	Approval of Executive Officer Bonus Plan performance-based criteria.	☐	☐	☐
	1e. John C. Hunter, III	☐	☐	☐	4.	Non-binding advisory vote on executive compensation.	☐	☐	☐
	1f. James C. Johnson	☐	☐	☐	NOTE: Such other business as may properly come before the meeting or any adjournment thereof.
	1g. Elizabeth V. Long	☐	☐	☐
	1h. Rakesh Sachdev	☐	☐	☐
		Yes	No

Please indicate if you plan to attend this meeting.		☐	☐

Note: Please sign exactly as name appears hereon. When shares are held by joint owners, both should sign. When signing as attorney, executor, administrator, trustee, guardian, or corporate officer, please give title as such.

Signature [PLEASE SIGN WITHIN BOX] Date Signature (Joint Owners) Date

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting:

The Notice and Proxy Statement and Annual Report are available at www.proxyvote.com.

E15424-P84186

EDGEWELL PERSONAL CARE COMPANY

Annual Meeting of Shareholders

January 27, 2017 8:30 AM

This proxy is solicited by the Board of Directors

The shareholder(s) hereby appoint(s) David P. Hatfield and Manish R. Shanbhag, or either of them, as proxies, each with the power to appoint his substitute, and hereby authorize(s) them to represent and to vote, as designated on the reverse side of this ballot, all of the shares of Common Stock of EDGEWELL PERSONAL CARE COMPANY that the shareholder(s) is/are entitled to vote at the Annual Meeting of Shareholders to be held at 8:30 AM, Local Time on January 27, 2017, at Edgewell Personal Care Company, 1350 Timberlake Manor Parkway, Chesterfield, Missouri 63017, and any adjournment or postponement thereof.

This proxy, when properly executed, will be voted in the manner directed herein. If no such direction is made, this proxy will be voted in accordance with the Board of Directors’ recommendations.

Continued and to be signed on reverse side